Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Evoqua Water Technologies Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Evoqua Water Technologies Corp. (the Company) as of September 30, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), changes in equity and changes in cash flows for each of the three years in the period ended September 30, 2022, and the related notes and the financial statement schedule listed in the Index at Item 15(a)1 to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2022, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of September 30, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated November 16, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition - contract cost estimates

Description of the Matter

As explained in Notes 2 and 5 to the consolidated financial statements, when there is significant customization to the products associated with large water treatment projects for municipal and industrial applications, the Company recognizes revenue as performance is completed, using a measure of progress based on costs incurred in relation to estimated costs at completion. Because these estimates are subject to change during the performance of the contract, significant changes in estimates could have a material effect on the Company’s results of operations.

Auditing the total cost estimates for projects where there is significant customization requires complex auditor judgment because of the significant management judgment necessary to develop the estimated total materials and labor costs at completion due to the size, uniqueness of and identified risks for each contract.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design and tested the operating effectiveness of relevant internal controls over the Company’s process relating to the determination of cost estimates for projects involving significant customer customization. For example, we evaluated the design and tested the operating effectiveness of controls over management’s review of the assumptions and data utilized to estimate costs to complete and the accumulation of actual costs incurred.

To test the total cost estimation for projects, our audit procedures included, among others, obtaining an understanding of the contract, assessing management’s initial total cost estimate, including the materials and labor inputs for a sample of projects, as well as testing the detail of updates made to cost estimates. We analyzed cost estimates, including management’s evaluation of contract clauses and inputs used in cost calculations and assessed the measurement of project completion by performing a physical or virtual site inspection for a sample of in-progress contracts to assess estimates of project progress. Further, we tested cost accumulation for a sample of projects through performing physical and virtual site inspections to assess estimates of project progress, which included performing inquiries of project managers and controllers, as well as through agreement to contract summary data and testing of a sample of costs incurred by comparing amounts recorded to source documents and contracts. We also performed a retrospective review of management’s cost estimates for a sample of completed contracts by comparing initial estimates with the actual historical data to assess management’s ability to estimate.

Valuation of customer relationships intangible assets in the acquisition of the Mar Cor Business

Description of the Matter

As more fully described in Note 4 to the consolidated financial statements, on January 3, 2022 the Company completed its acquisition of the Mar Cor Business for a total purchase price of $196.3 million. The acquisition of the Mar Cor Business was accounted for using the acquisition method of accounting which requires the assets acquired and liabilities assumed to be recognized at their respective fair values as of the acquisition date.

Auditing the Company’s accounting for its acquisition of the Mar Cor Business was complex due to the higher estimation uncertainty involved in estimating the fair value of certain customer relationships intangible assets. The Company used the income approach through a discounted cash flow analysis to value the customer relationships intangible assets. The significant assumptions used to estimate the fair value of the customer relationships intangible assets were revenue growth and EBITDA margin. These significant assumptions are forward-looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design, and tested the operating effectiveness of the Company’s controls over its accounting for the acquisition of the Mar Cor Business. For example, we tested controls that address the risks of material misstatement relating to the valuation of the customer relationships intangible assets, including management’s review of the method and significant assumptions used to develop such estimates.

To test the estimated fair value of the acquired customer relationships intangible assets, our audit procedures included, among others, evaluating the valuation methodology used, evaluating the significant assumptions discussed above, and evaluating the completeness and accuracy of the underlying data supporting the significant assumptions and estimates. For the revenue growth and EBITDA margin assumptions, we compared the financial projections to current industry and economic trends, the historical and post-acquisition financial performance of the Mar Cor Business and the Company’s history with projections. We also performed sensitivity analyses to evaluate the changes in the fair value of the customer relationships intangible assets that would result from changes in the significant assumptions. We involved our valuation specialist to assist in evaluating the methodology used to estimate the fair value of the customer relationships intangible assets.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2013.

Pittsburgh, Pennsylvania

November 16, 2022

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Evoqua Water Technologies Corp.

Opinion on Internal Control over Financial Reporting

We have audited Evoqua Water Technologies Corp.’s internal control over financial reporting as of September 30, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Evoqua Water Technologies Corp. (the Company) maintained, in all material respects, effective internal control over financial reporting as of September 30, 2022, based on the COSO criteria.

As indicated in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include the internal controls of the Mar Cor Business and Smith Engineering, which are included in the 2022 consolidated financial statements of the Company and constituted 11% of total assets as of September 30, 2022 and 7.7% of net sales for the year then ended. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of the Mar Cor Business and Smith Engineering.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of September 30, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), changes in equity and changes in cash flows for each of the three years in the period ended September 30, 2022, and the related notes and the financial statement schedule listed in the Index at Item 15(a)1 to the consolidated financial statements and our report dated November 16, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 16, 2022

Evoqua Water Technologies Corp.

Consolidated Balance Sheets

(In thousands)

	September 30, 2022	September 30, 2021
ASSETS
Current assets	$831,389	$678,458

Cash and cash equivalents	134,005	146,244
Receivables, net	305,712	277,995
Inventories, net	229,351	158,503
Contract assets	102,123	72,746
Prepaid and other current assets	59,971	21,871
Income tax receivable	227	1,099
Property, plant, and equipment, net	405,289	374,988

Goodwill	473,572	407,376

Intangible assets, net	317,733	290,075

Deferred income taxes, net of valuation allowance	5,841	8,285

Operating lease right-of-use assets, net	53,540	45,521

Other non-current assets	103,499	64,188

Total assets	$2,190,863	$1,868,891

LIABILITIES AND EQUITY
Current liabilities	$483,716	$405,989

Accounts payable	213,518	164,535
Current portion of debt, net of deferred financing fees and discounts	17,266	12,775
Contract liabilities	62,439	55,883
Product warranties	6,740	8,138
Accrued expenses and other liabilities	178,272	160,367
Income tax payable	5,481	4,291
Non-current liabilities	$997,054	$880,683

Long-term debt, net of deferred financing fees and discounts	863,534	730,430
Product warranties	3,465	2,966
Obligation under operating leases	43,961	37,935
Other non-current liabilities	69,889	92,909
Deferred income taxes	16,205	16,443
Total liabilities	$1,480,770	$1,286,672

Commitments and Contingent Liabilities (Note 22)
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 123,411 shares, outstanding 121,747 at September 30, 2022; issued 122,173 shares, outstanding 120,509 at September 30, 2021	1,235	1,223
Treasury stock: 1,664 shares at September 30, 2022 and 1,664 shares at September 30, 2021	(2,837)	(2,837)
Additional paid-in capital	607,748	582,052
Retained earnings (deficit)	61,016	(11,182)
Accumulated other comprehensive income, net of tax	42,931	11,415

Total Evoqua Water Technologies Corp. equity	$710,093	$580,671
Non-controlling interest	—	1,548

Total shareholders’ equity	$710,093	$582,219

Total liabilities and shareholders’ equity	$2,190,863	$1,868,891

See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.

Consolidated Statements of Operations

(In thousands except per share data)

	Year Ended September 30,
	2022	2021	2020
Revenue from product sales	$1,052,488	$861,026	$839,857
Revenue from services	684,588	603,403	589,599

Revenue from product sales and services	$1,737,076	$1,464,429	$1,429,456
Cost of product sales	(740,464)	(607,693)	(588,264)
Cost of services	(460,633)	(399,384)	(391,389)

Cost of product sales and services	$(1,201,097)	$(1,007,077)	$(979,653)

Gross profit	$535,979	$457,352	$449,803

General and administrative expense	(260,550)	(206,455)	(192,597)
Sales and marketing expense	(161,303)	(143,110)	(136,167)
Research and development expense	(15,442)	(13,445)	(13,198)

Total operating expenses	$(437,295)	$(363,010)	$(341,962)
Other operating income	5,726	5,743	61,662
Other operating expense	(417)	(768)	(1,055)
Income before interest expense and income taxes	$103,993	$99,317	$168,448

Interest expense	(34,680)	(37,575)	(46,682)

Income before income taxes	$69,313	$61,742	$121,766

Income tax benefit (expense)	3,030	(10,080)	(7,371)

Net income	$72,343	$51,662	$114,395

Net income attributable to non-controlling interest	145	180	746

Net income attributable to Evoqua Water Technologies Corp.	$72,198	$51,482	$113,649

Basic income per common share	$0.60	$0.43	$0.97
Diluted income per common share	$0.58	$0.42	$0.94

See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.

Consolidated Statements of Comprehensive Income

(In thousands)

	Year Ended September 30,
	2022	2021	2020
Net income	$72,343	$51,662	$114,395
Other comprehensive income (loss)
Foreign currency translation adjustments	(9,370)	21,672	(2,830)
Unrealized derivative gain (loss) on cash flow hedges, net of tax	35,188	7,293	(4,717)
Change in pension liability, net of tax	5,698	2,922	79

Total other comprehensive income (loss)	$31,516	$31,887	$(7,468)
Less: Comprehensive income attributable to non-controlling interest	(145)	(180)	(746)

Comprehensive income attributable to Evoqua Water Technologies Corp.	$103,714	$83,369	$106,181

See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.

Consolidated Statements of Changes in Equity

(In thousands)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive (Loss) Income	Non-controlling Interest	Total
	Shares	Cost	Shares	Cost
Balance at September 30, 2019	116,008	$1,154	1,664	$(2,837)	$552,422	$(174,976)	$(13,004)	$3,063	$365,822
Cumulative effect of adoption of new accounting standards	—	—	—	—	—	(1,337)	—	—	(1,337)
Equity based compensation expense	—	—	—	—	10,509	—	—	—	10,509
Issuance of common stock, net	3,478	35	531	—	18,892	—	—	—	18,927
Stock repurchases	—	—	—	—	—	—	—	—	—
Dividends paid to non-controlling interest	—	—	—	—	—	—	—	(1,890)	(1,890)
Divestiture of Memcor product line	—	—	—	—	(16,895)	—	—	—	(16,895)
Net income	—	—	—	—	—	113,649	—	746	114,395
Other comprehensive loss	—	—	—	—	—	—	(7,468)	—	(7,468)

Balance at September 30, 2020	119,486	$1,189	2,195	$(2,837)	$564,928	$(62,664)	$(20,472)	$1,919	$482,063

Equity based compensation expense	—	—	—	—	15,524	—	—	—	15,524
Issuance of common stock, net	2,687	34	(531)	—	1,600	—	—	—	1,634
Stock repurchases	—	—	—	—	—	—	—	—	—
Dividends paid to non-controlling interest	—	—	—	—	—	—	—	(551)	(551)
Net income	—	—	—	—	—	51,482	—	180	51,662
Other comprehensive income	—	—	—	—	—	—	31,887	—	31,887

Balance at September 30, 2021	122,173	$1,223	1,664	$(2,837)	$582,052	$(11,182)	$11,415	$1,548	$582,219

Equity based compensation expense	—	—	—	—	22,104	—	—	—	22,104
Issuance of common stock, net	1,238	12	—	—	3,592	—	—	—	3,604
Dividends paid to non-controlling interest	—	—	—	—	—	—	—	(100)	(100)
Acquisition of non-controlling interest	—	—	—	—	—	—	—	(1,593)	(1,593)
Net income	—	—	—	—	—	72,198	—	145	72,343
Other comprehensive income	—	—	—	—	—	—	31,516	—	31,516

Balance at Balance at September 30, 2022	123,411	$1,235	1,664	$(2,837)	$607,748	$61,016	$42,931	$—	$710,093

See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended September 30,
	2022	2021	2020
Operating activities
Net income	$72,343	$51,662	$114,395
Reconciliation of net income to cash flows provided by operating activities:
Depreciation and amortization	127,570	113,664	107,268
Amortization of deferred financing fees (includes $0, $1,333, and $1,795 write off of deferred financing fees)	1,866	3,280	4,026
Deferred income taxes	(15,018)	(2,363)	(1,234)
Share-based compensation	22,104	15,524	10,509
(Gain) loss on sale of property, plant, and equipment	(1,681)	1,287	950
(Gain) loss on sale of business	(193)	193	(68,051)
Foreign currency exchange losses (gains) on intercompany loans and other non-cash items	18,778	(1,094)	(8,202)
Changes in assets and liabilities
Accounts receivable	(9,821)	(13,281)	(6,844)
Inventories	(42,560)	(15,985)	(7,604)
Contract assets	(30,857)	8,426	(4,136)
Prepaids and other current assets	(13,173)	260	2,088
Accounts payable	43,132	9,824	8,017
Accrued expenses and other liabilities	13,943	21,881	22,078
Contract liabilities	7,497	28,447	(12,556)
Income taxes	2,440	(2,091)	592
Other non-current assets and liabilities	(14,968)	(40,929)	15,730

Net cash provided by operating activities	$181,402	$178,705	$177,026

Investing activities
Purchase of property, plant, and equipment	$(82,045)	$(75,293)	$(88,456)
Purchase of intangibles	(3,281)	(3,780)	(6,529)
Proceeds from sale of property, plant, and equipment	3,553	2,041	1,191
Proceeds from sale of business, net of cash of $0, $0, and $12,117	356	897	118,894
Acquisitions, net of cash received $411, $0, and $0	(229,277)	(21,037)	(13,108)

Net cash (used in) provided by investing activities	$(310,694)	$(97,172)	$11,992

Financing activities
Issuance of debt, net of deferred issuance costs	$263,396	$761,915	$21,959
Borrowings under credit facility	—	—	2,597
Repayment of debt	(127,667)	(898,024)	(117,131)
Repayment of finance lease obligation	(13,356)	(13,396)	(13,441)
Payment of earn-out related to previous acquisitions	—	(170)	(470)
Proceeds from issuance of common stock	9,556	21,205	10,091
Taxes paid related to net share settlements of share-based compensation awards	(6,281)	(1,323)	(9,832)
Distribution to non-controlling interest	(100)	(551)	(1,890)

Net cash provided by (used in) financing activities	$125,548	$(130,344)	$(108,117)
Effect of exchange rate changes on cash	(8,495)	2,054	2,219
Change in cash and cash equivalents	$(12,239)	$(46,757)	$83,120
Cash and cash equivalents
Beginning of period	146,244	193,001	109,881

End of period	$134,005	$146,244	$193,001

See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.

Supplemental Disclosure of Cash Flow Information

(In thousands)

	Year Ended September 30,
	2022	2021	2020
Supplemental disclosure of cash flow information
Cash paid for taxes	$9,883	$14,194	$8,427
Cash paid for interest	$27,562	$26,502	$38,680
Non-cash investing and financing activities
Accrued earn-out related to acquisitions	$—	$—	$204
Finance lease transactions	$14,531	$14,351	$12,600
Operating lease transactions	$22,864	$12,894	$23,727
Option and Purchase Right	$—	$8,305	$7,739

See accompanying notes to these Consolidated Financial Statements

Evoqua Water Technologies Corp.

Notes to Audited Consolidated Financial Statements

(In thousands)

1. Description of the Company and Basis of Presentation

Background

Evoqua Water Technologies Corp. (referred to herein as the “Company” or “EWT”) is a holding company and does not conduct any business operations of its own. The Company was incorporated on October 7, 2013. On November 6, 2017, the Company completed its initial public offering (“IPO”).

The Business

EWT provides a wide range of product brands and advanced water and wastewater treatment systems and technologies, as well as mobile and emergency water supply solutions and service contract options through its branch network. Headquartered in Pittsburgh, Pennsylvania, EWT is a multinational corporation with operations in the United States (“U.S.”), Canada, the United Kingdom (“UK”), the Netherlands, Germany, Australia, the People’s Republic of China, Singapore, and India.

The Company is organizationally structured into two reportable operating segments for the purpose of making operational decisions and assessing financial performance: (i) Integrated Solutions and Services and (ii) Applied Product Technologies.

Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) from the accounting records of the Company and reflect the consolidated financial position and results of operations for the fiscal years ended September 30, 2022, 2021 and 2020. Unless otherwise specified, references in this section to a year refer to its fiscal year. All intercompany transactions have been eliminated. Unless otherwise specified, all dollar and share amounts in this section are referred to in thousands. Certain prior period amounts have been reclassified to conform to the current period presentation. The Company’s fiscal year ends on September 30 of each year and references in this section to a year refer to the Company’s fiscal year. As such, references to: 2022 relates to the fiscal year ended September 30, 2022, 2021 relates to the fiscal year ended September 30, 2021 and 2020 relates to the fiscal year ended September 30, 2020.

2. Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year ends on September 30.

Use of Estimates

The Consolidated Financial Statements have been prepared in conformity with GAAP and require management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the audited Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are used for, but not limited to: (i) revenue recognition; (ii) allowance for credit losses; (iii) inventory valuation, asset valuations, impairment, and recoverability assessments; (iv) depreciable lives of assets; (v) useful lives of intangible assets; (vi) income tax reserves and valuation allowances; and (vii) product warranty and litigation reserves. Estimates are revised as additional information becomes available. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents are liquid investments with an original maturity of three or fewer months when purchased.

Accounts Receivable

Receivables are primarily comprised of uncollected amounts owed to the Company from transactions with customers and are reported on the Consolidated Balance Sheets at the outstanding principal amount adjusted for any allowance for credit losses and any charge offs. The Company provides an allowance for credit losses to reduce trade receivables to their estimated net realizable value equal to the amount that is expected to be collected. This allowance is estimated based on historical collection experience, the aging of receivables, specific current and expected future macroeconomic and market conditions, and assessments of the current creditworthiness and economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Write-offs are recorded at the time all collection efforts have been exhausted. The Company reviews its allowance for credit losses on a quarterly basis.

Inventories

Inventories are stated at the lower of cost or net realizable value, where cost is generally determined on the basis of an average or first-in, first-out (“FIFO”) method. Production costs comprise direct material and labor and applicable manufacturing overheads, including depreciation charges. The Company regularly reviews inventory quantities on hand and writes off excess or obsolete inventory based on estimated forecasts of product demand and production requirements. Manufacturing operations recognize cost of product sales using standard costing rates with overhead absorption which generally approximates actual cost.

Property, Plant, and Equipment

Property, plant, and equipment is valued at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method. Useful lives are reviewed annually and, if expectations differ from previous estimates, adjusted accordingly. Estimated useful lives for major classes of depreciable assets are as follows:

Asset Class	Estimated Useful Life
Machinery and equipment	3 to 20 years
Buildings and improvements	10 to 40 years

Leasehold improvements are depreciated over the shorter of their estimated useful life or the term of the lease. Costs related to maintenance and repairs that do not extend the assets’ useful life are expensed as incurred.

Acquisitions

The Company evaluates the inputs, processes and outputs of each asset acquired to determine if the transaction meets the definition of a business in accordance with Accounting Standards Codification (“ASC”) Topic No. 805, Business Combinations (“ASC 805”). Acquisitions that do not meet the definition of a business are accounted for as an asset acquisition. In asset acquisitions, the Company allocates the purchase price as well as other costs of acquisition, such as transaction costs, to tangible and identifiable intangible assets or liabilities based on the basis of relative fair values. This cost accumulation model is unique to asset acquisitions and differs from business combinations as there is no goodwill recognized.

Acquisitions that meet the definition of a business are recorded using the acquisition method of accounting. The purchase price of acquisitions is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value at the acquisition date. The excess of the acquisition price over those estimated fair values is recorded as goodwill. Changes to the acquisition date preliminary fair values prior to the expiration of the measurement period, a period not to exceed 12 months from date of acquisition, are recorded as an adjustment to the associated goodwill. Contingent consideration resulting from acquisitions is recorded at its estimated fair value on the acquisition date. These obligations are revalued during each subsequent reporting period and changes in the fair value of the contingent consideration obligations can result from adjustments in the probability of achieving future development steps, sales targets and profitability and are recorded in General and administrative expenses in the Consolidated Statements of Operations. Acquisition-related expenses and restructuring costs, if any, are recognized separately from the business combination and are expensed as incurred.

Goodwill and Intangible Assets

Goodwill represents purchase consideration paid in a business combination that exceeds the value assigned to the net assets of acquired businesses. Intangible assets consist of customer-related intangibles, proprietary technology, software, trademarks, and other intangible assets. The Company amortizes intangible assets with definite useful lives on a straight-line basis over their respective estimated economic lives which range from 1 to 26 years.

The Company reviews goodwill and indefinite-lived intangible assets to determine potential impairment annually during the fourth quarter of its fiscal year, or more frequently if events and circumstances indicate that the asset might be impaired. Impairment testing for goodwill is performed at a reporting unit level and the Company has determined that it has three reporting units. The quantitative impairment testing for goodwill utilizes both a market (guideline public company) and income (discounted cash flows) method for determining fair value. In estimating the fair value of the reporting unit utilizing a discounted cash flow (“DCF”) valuation technique, the Company incorporates its judgment and estimates of future cash flows, future revenue and gross profit growth rates, terminal value amount, capital expenditures and applicable weighted-average cost of capital used to discount these estimated cash flows. The estimates and projections used in the estimate of fair value are consistent with the Company’s current budget and long-range plans, including anticipated change in market conditions, industry trend, growth rates and planned capital expenditures, among other considerations.

The impairment test for indefinite-lived intangibles consists of a comparison of the asset’s fair value with its carrying value. The fair value is calculated using the income approach DCF method. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.

Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, purchased intangibles and lease right-of-use assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of the asset or asset group is measured by comparison of its carrying amount to undiscounted future net cash flows the asset or asset group is expected to generate. If the carrying amount of an asset or asset group is not recoverable, the Company recognizes an impairment loss based on the excess of the carrying amount of the asset or asset group over its respective fair value which is generally determined as the present value of estimated future cash flows or as the appraised value.

Debt Issuance Costs and Debt Discounts

Debt issuance costs are capitalized and amortized over the contractual term of the underlying debt using the effective interest method. Debt discounts and lender arrangement fees deducted from the proceeds have been included as a component of the carrying value of debt and are being amortized to interest expense using the effective interest method.

Revenue Recognition

The Company recognizes sales of products and services based on the five-step analysis of transactions as provided in Topic 606, Revenue from Contracts with Customers.

For sales of aftermarket parts or products with a low level of customization and engineering time, the Company recognizes revenue at the time risks and rewards of ownership pass, which is generally when products are shipped or delivered to the customer as the Company has no obligation for installation. The Company considers shipping and handling services to be fulfillment activities and as such they do not represent separate performance obligations for revenue recognition. Sales of short-term service arrangements are recognized as the services are performed, and sales of long-term service arrangements are typically recognized on a straight-line basis over the life of the agreement.

For certain arrangements where there is significant customization to the product and for long-term construction-type sales contracts, revenue may be recognized over time. These arrangements include large capital water treatment projects, systems, and solutions for municipal and industrial applications. The nature of the contracts is generally fixed price with milestone billings. Contract revenue and cost estimates are reviewed and revised quarterly at a minimum and the cumulative effect of such adjustments are recognized in current operations. The amount of such adjustments has not been material. Contract assets relate to costs incurred to perform in advance of scheduled billings. Contract liabilities relate to payments received in advance of performance under the contracts. Change in contract assets and liabilities are due to the Company’s performance under the contract.

The Company has made accounting policy elections to exclude all taxes by governmental authorities from the measurement of the transaction price and that long-term construction-type sales contracts, or those contracts for products with significant customization that the total contract price is less than $100 will be recorded at the point in time when the construction is complete.

The recording of assets recognized from the costs to obtain and fulfill customer contracts primarily relate to the deferral of sales commissions. The Company’s costs incurred to obtain or fulfill a contract with a customer are classified as non-current assets and amortized to expense over the period of benefit of the related revenue. These costs are recorded within Cost of product sales and services. The amount of contract costs was insignificant at September 30, 2022.

The Company offers standard warranties that generally do not represent a separate performance obligation. In certain instances, a warranty is obtained separately from the original equipment sale or the warranty provides incremental services and as such is treated as a separate performance obligation.

Variable consideration in contracts for the years ended September 30, 2022 and 2021 was insignificant.

Product Warranties

Accruals for estimated expenses related to warranties are made at the time products are sold and are recorded as a component of Cost of product sales in the Consolidated Statements of Operations. The estimated warranty obligation is based on product warranty terms offered to customers, ongoing product failure rates, material usage and service delivery costs expected to be incurred in correcting a product failure, as well as specific obligations for known failures and other currently available evidence. The Company assesses the adequacy of the recorded warranty liabilities on a regular basis and adjusts amounts as necessary.

The Company accrues warranty obligations associated with certain products as revenue is recognized. Provisions for the warranty obligations are based upon historical experience of costs incurred for such obligations, adjusted for site-specific risk factors, and, as necessary, for current conditions and factors. There are significant uncertainties and judgments involved in estimating warranty obligations, including changing product designs, differences in customer installation processes and future claims experience which may vary from historical claims experience.

Leases

The Company accounts for leases in accordance with ASC Topic No. 842, Leases.

Lessee Accounting

The Company leases office space, buildings, vehicles, forklifts, computers, copiers and other assets under non-cancelable operating and finance leases. The Company determines whether an arrangement is or contains a lease at the inception of the arrangement based on the terms and conditions in the contract. A contract contains a lease if there is an identified asset and the Company has the right to control the asset. If the arrangement contains a lease, the Company recognizes a right-of-use (“ROU”) asset and an operating lease liability as of the lease commencement date. Any lease arrangements with a term of 12 months or less are not recorded on the Consolidated Balance Sheets, and lease costs for these arrangements are recognized on a straight-line basis over the lease term. Many of the Company’s lease arrangements provide for an option to exercise one or more renewal terms or to terminate the lease arrangement. The Company includes these options when the Company is reasonably certain to exercise them in the leased term used to establish the ROU asset and lease liabilities. The discount rate utilized in calculating the lease liability is the rate implicit in the lease, if known, otherwise, the incremental borrowing rate (“IBR”) for the expected lease term is used.

Operating lease assets and finance lease assets are included in Operating lease right-of-use assets, net and Property, plant, and equipment, net, respectively, on the Consolidated Balance Sheets. The corresponding operating lease liabilities are included in Accrued expenses and other liabilities and Obligation under operating leases on the Consolidated Balance Sheets. The corresponding finance lease liabilities are included in Accrued expenses and other liabilities and Other non-current liabilities on the Consolidated Balance Sheets.

Lessor Accounting

The Company generates revenue through the lease of its water treatment equipment and systems to customers. In certain instances, the Company enters into a contract with a customer but must construct the underlying asset prior to its lease. At the time of contract inception, the Company determines if an arrangement is or contains a lease. These contracts generally contain both lease and non-lease components, including installation, maintenance, and monitoring services of the Company-owned equipment, in addition to sale of certain constructed assets. In situations where arrangements contain multiple elements, contract consideration is allocated based on relative standalone selling price. Lease components associated with underlying assets that have an alternative use are classified as operating leases with revenue recognized over time throughout the lease term. Lease components associated with underlying assets that have no alternative are classified as sales-type leases, with point in time revenue recognition at the on-set of the lease, or classified as financing transactions, with over time revenue recognition at the on-set of the construction of the underlying assets. In order for a component to be separate, the customer would be able to benefit from the right of use of the component separately or with other resources readily available to the customer and the right of the use is not highly dependent or highly interrelated with the other rights to use the other underlying assets or components.

Shipping and Handling Cost

Shipping and handling costs are included as a component of Cost of product sales.

Derivative Financial Instruments

The Company’s risk-management strategy uses derivative financial instruments to manage interest rate risk, foreign currency exchange rate risk, equity price risk and commodity price risk. The Company does not enter into derivatives for trading or speculative purposes.

The Company accounts for derivatives and hedging activities in accordance with ASC Topic No. 815, Derivatives and Hedging (“Topic No. 815”). As required by Topic No. 815, the Company records all derivatives on the Consolidated Balance Sheets at fair value and adjusts to market on a quarterly basis. Changes in the fair value of derivatives are recorded in earnings or Accumulated other comprehensive income, net of tax (“AOCI”), based on whether the instrument is designated and effective as a hedge transaction. Gains and losses on derivative instruments recorded to AOCI are reclassified to earnings in the period the hedged item affects earnings.

The Company’s interest rate swaps are valued based on readily-observable market inputs, such as quotations on interest rates and LIBOR yield curves at the reporting date. The Company’s foreign currency forward contracts are valued based on quoted forward foreign exchange prices and spot rates at the reporting date. The Company’s total return swaps are valued using closing stock prices at the reporting date.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is considered more likely than not that some portion or all of the deferred tax asset will not be realized within a reasonable time period. The Company assesses tax positions using a two-step process. A tax position is recognized if it meets a more-likely-than-not threshold and is measured at the largest amount of benefit that has a greater than 50% percent likelihood of being realized. Uncertain tax positions are reviewed each balance sheet date.

Foreign Currency Translation and Transactions

The functional currency for the international subsidiaries is the local currency. Assets and liabilities are translated into U.S. dollars using current rates of exchange, with the resulting translation adjustments recorded in Accumulated other comprehensive income, net of tax within shareholders’ equity. Revenue and expenses are translated at the weighted-average exchange rate for the period, with the resulting translation adjustments recorded in the Consolidated Statements of Operations.

Foreign currency translation losses (gains), mainly related to intercompany loans, which aggregated $18,712, $(927) and $(8,216) for the years ended September 30, 2022, 2021 and 2020, respectively, are primarily included in General and administrative expenses in the Consolidated Statements of Operations.

Research and Development Costs

Research and development costs are expensed as incurred.

Equity-based Compensation

The Company measures the cost of awards of equity instruments to employees based on the grant-date fair value of the award. The grant-date fair value of a non-qualified stock option is determined using the Black-Scholes model. The grant-date fair value of restricted stock unit awards is determined using the closing price of the Company’s common stock on date of grant. For performance share units, performance metrics are valued using the grant-date fair value and the market conditions are valued using a Monte Carlo simulation. Compensation costs resulting from equity-based payment transactions are recognized primarily within General and administrative expenses, at fair value over the requisite vesting period on a straight-line basis.

Earnings (Loss) Per Share

Basic earnings (loss) per common share is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed based on the weighted average number of shares of common stock, plus the effect of diluted common shares outstanding during the period using the treasury stock method. Diluted potential common shares include outstanding stock options.

Retirement Benefits

The Company applies ASC Topic 715, Compensation—Retirement Benefits, which requires the recognition in pension obligations and accumulated other comprehensive income of actuarial gains or losses, prior service costs or credits and transition assets or obligations that have previously been deferred. The determination of retirement benefit pension obligations and associated costs requires the use of actuarial computations to estimate participant plan benefits to which the employees will be entitled. The significant assumptions primarily relate to discount rates, expected long-term rates of return on plan assets, rate of future compensation increases, mortality, years of service, and other factors. The Company develops each assumption using relevant experience in conjunction with market-related data for each individual country in which such plans exist. All actuarial assumptions are reviewed annually with third-party consultants and adjusted as necessary. For the recognition of net periodic postretirement cost, the calculation of the expected return on plan assets is generally derived by applying the expected long-term rate of return on the market-related value of plan assets. The fair value of plan assets is determined based on actual market prices or estimated fair value at the measurement date.

Recent Accounting Pronouncements

Accounting Pronouncements Not Yet Adopted

In September 2022, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations, which enhances transparency about an entity’s use of supplier finance programs by requiring quarterly and annual disclosures about the key terms of the program, outstanding confirmed amounts as of the end of the period, a rollforward of such amounts annually, and a description of where in the financial statements outstanding amounts are presented. The guidance is effective for fiscal years beginning after December 15, 2022. The Company is currently assessing the impact of adoption on the Company’s Consolidated Financial Statements and related disclosures.

In October 2021, the “FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends Accounting Standards Codification (“ASC”) 805 to require an acquirer to, at the date of acquisition, recognize and measure contract assets and contract liabilities acquired in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”), as if the entity had originated the contracts, rather than adjust them to fair value at the acquisition date. The guidance is effective for fiscal years beginning after December 15, 2022 and is to be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company is currently assessing the impact of adoption on the Company’s Consolidated Financial Statements and related disclosures.

Accounting Pronouncements Recently Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and also issued subsequent amendments to the initial guidance (collectively, “Topic 848”). Topic 848 became effective immediately and expires on December 31, 2022. Topic 848 allows eligible contracts that are modified to be accounted for as a continuation of those contracts, permits companies to preserve their hedge accounting during the transition period and enables companies to make a one-time election to transfer or sell held-to-maturity debt securities that are affected by rate reform. Topic 848 provides optional expedients and exceptions for contracts, hedging relationships and other transactions that reference the London Inter-Bank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform if certain criteria are met. The Company adopted Topic 848 during the year ended September 30, 2022 and the adoption did not have a material impact on the Company’s Consolidated Financial Statements and related disclosures.

3. Variable Interest Entities

Treated Water Outsourcing (“TWO”) was a joint venture between the Company and Nalco Water, an Ecolab company, in which the Company held a 50% partnership interest. The Company acquired the remaining partnership interest in TWO from Nalco Water on April 1, 2022. See Note 4, “Acquisitions and Divestitures” for further discussion. Prior to acquisition, the Company was obligated to absorb all risk of loss up to 100% of the joint venture partner’s equity. As such, the Company fully consolidated TWO as a variable interest entity (“VIE”) under ASC Topic No. 810, Consolidation.

The following provides a summary of TWO’s balance sheet as of September 30, 2021 and summarized financial information for the fiscal years ended September 30, 2022, 2021 and 2020. As a result of the acquisition of the remaining partnership interest in TWO on April 1, 2022, there is no summarized balance sheet as of September 30, 2022.

September 30, 2021
Current assets (includes cash of $1,380)	$3,202
Property, plant, and equipment	903
Goodwill	2,206
Total liabilities	(1,009)

	Year Ended September 30,
	2022	2021	2020
Total revenue	$1,641	$3,315	$5,944
Total operating expenses	(1,440)	(2,922)	(4,519)

Income from operations	$201	$393	$1,425

On October 1, 2019, the Company acquired a 60% investment position in San Diego-based Frontier Water Systems, LLC (“Frontier”). The Frontier acquisition was a VIE because it had insufficient equity to finance its activities due to key assets being assigned to the Company upon acquisition. The Company was the primary beneficiary of Frontier because the Company had the power to direct the activities that most significantly affect Frontier’s economic performance.

In addition, the Company entered into an agreement to purchase the remaining 40% interest in Frontier on or prior to March 30, 2024. This agreement (a) gave holders of the remaining 40% interest in Frontier (the “Minority Owners”) the right to sell to Evoqua up to approximately 10% of the outstanding equity in Frontier at a predetermined price, which right was exercisable by the Minority Owners between January 1, 2021 and February 28, 2021 (the “Option”), and (b) obligated the Company to purchase and the Minority Owners to sell all of the Minority Owners’ remaining interest in Frontier at the fair market value at the time of sale on or prior to March 30, 2024 (the “Purchase Right”). The Company acquired an additional 8% equity interest in Frontier in April 2021. On April 1, 2022, the Company purchased the remaining 32% outstanding equity in Frontier. See Note 4, “Acquisitions and Divestitures” for further discussion.

The following provides a summary of Frontier’s balance sheet as of September 30, 2021, and summarized financial information for the fiscal years ended September 30, 2022, 2021 and 2020. As a result of the acquisition of the remaining equity interest in Frontier on April 1, 2022, there is no summarized balance sheet as of September 30, 2022.

September 30, 2021
Current assets (includes cash of $2,095)	$12,495
Property, plant, and equipment	2,113
Goodwill	1,798
Intangible assets, net	8,265
Total liabilities	(9,425)

	Year Ended September 30,
	2022	2021	2020
Total revenue	$13,363	$14,340	$5,365
Total operating expenses	(12,135)	(14,362)	(8,219)

Income (loss) from operations	$1,228	$(22)	$(2,854)

4. Acquisitions and Divestitures

Acquisitions support the Company’s strategy of delivering a broad solutions portfolio with robust technology across multiple geographies and end markets. The Company continues to evaluate potential strategic acquisitions of businesses, assets and product lines and believes that capex-like, tuck-in acquisitions present a key opportunity within its overall growth strategy.

2022 Acquisitions

On July 15, 2022, the Company completed the acquisition of Epicor, Inc. (“Epicor”) for $4,339 cash paid at closing. Epicor has supplied specialty resins for power steam system treatment for fifty years. The resins provide a cost-effective and efficient method for creating and maintaining a continual supply of ultra-pure water for power plants. The acquisition of Epicor did not meet the definition of a business under ASC 805, and as such was accounted for as an asset acquisition. During the year ended September 30, 2022, the Company incurred approximately $172 in acquisition costs, which due to the inconsequential amount, the Company elected to include in General and administrative expense on the Consolidated Statements of Operations. Epicor is included within the Integrated Solutions and Services segment. The table below summarizes the Company’s allocation of the purchase price to the individual assets acquired based on their relative fair values using the cost accumulation and allocation model.

Other current assets	$40
Property, plant, and equipment, net	116
Intangible assets, net	4,281
Other non-current assets	472

Total assets acquired	$4,909
Current liabilities	(456)
Non-current liabilities	(114)

Total liabilities assumed	$(570)

Net assets acquired	$4,339

On July 1, 2022, the Company completed the acquisition of Smith Engineering, Inc. (“Smith Engineering”) for $18,878 cash paid at closing, of which $2,895 was paid into an escrow account. Smith Engineering is a leader in the design, manufacturing, and service of custom high purity water treatment equipment serving the biotech/pharmaceutical, data center, food and beverage, healthcare, medical device, and microelectronics markets. With over 1,200 customers in North America, Smith Engineering offers a variety of water treatment products and services, including filtration, UV, reverse osmosis, and deionization. During the year ended September 30, 2022, the Company incurred approximately $421 in acquisition costs, which are included in General and administrative expense on the Consolidated Statements of Operations. Smith Engineering is included within the Integrated Solutions and Services segment.

The acquisition of Smith Engineering has been accounted for using the acquisition method of accounting which requires the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. Due to the timing of the business combination and the nature of the net assets acquired, at September 30, 2022, the valuation process to determine fair values is not complete and further adjustments are expected in fiscal year 2023. Smith Engineering business’s assets and liabilities were measured at estimated fair values at September 30, 2022 primarily using Level 3 inputs. Estimates of fair value represent the Company’s best estimate of assumptions about future events and uncertainties, including significant judgments related to future cash flows, discount rates, margin and revenue growth assumptions including customer attrition rates and others. Inputs used were generally obtained from historical data supplemented by current and anticipated market conditions and growth rates expected as of the acquisition date. As the Company finalizes the fair value of assets acquired and liabilities assumed, additional purchase price allocation adjustments will be recorded during the measurement period, but no later than one year from the date of the acquisition.

The preliminary fair value of assets acquired and liabilities assumed were as follows:

Receivables, net	$2,501
Inventories, net	1,345
Other current assets	937
Property, plant, and equipment, net	532
Goodwill	7,820
Intangible assets, net	9,815
Other non-current assets	796

Total assets acquired	$23,746
Current liabilities	(1,834)
Non-current liabilities	(3,034)

Total liabilities assumed	$(4,868)

Net assets acquired	$18,878

On April 1, 2022, the Company acquired the remaining 32% interest in Frontier from the Minority Owners for a purchase price of $10,396 making Frontier a wholly-owned subsidiary of the Company. This followed the Company’s initial acquisition of a 60% equity interest in Frontier in October 2019 and the Company’s acquisition of an additional 8% equity interest in Frontier in April 2021. The total amount paid for the acquisition of Frontier, including those amounts paid in prior periods, was $22,771.

Also on April 1, 2022, the Company acquired the remaining 50% partnership interest in TWO from Nalco for a purchase price of $1,099.

On December 20, 2021, the Company and its indirect wholly-owned subsidiaries Evoqua Water Technologies LLC (“EWT LLC”) and Evoqua Water Technologies Ltd. (together with EWT LLC, the “Buyer”) entered into an Asset Purchase Agreement (the “Agreement”) with Cantel Medical LLC, Mar Cor Purification, Inc., and certain of their affiliates (collectively, the “Sellers”), each wholly-owned subsidiaries of Steris plc, pursuant to which the Buyer agreed to acquire certain assets of the Sellers and assume certain liabilities of the Sellers that are owned or used or arise in connection with the global operation of the Sellers’ renal business (the “Mar Cor Business”) for an aggregate purchase price of $196,300 in cash at closing (the “Purchase Price”), subject to customary adjustments, including for working capital (the “Transaction”). On January 3, 2022, the Company completed the Transaction to acquire the Mar Cor Business for $194,976 paid in cash at closing, following adjustments. The Company utilized cash on hand and borrowed an additional $160,000 under the 2021 Revolving Credit Facility (as defined below) to fund the Transaction. The Mar Cor Business is included within the Integrated Solutions and Services segment.

The Purchase Price includes a $12,300 earn out, which is being held in escrow and will be paid, pro rata, to the Sellers if the Mar Cor Business meets certain sales performance goals through December 31, 2022 (the “Earn Out”). Any portion of the Earn Out not paid to the Sellers during the first year following closing of the Transaction will be returned to the Buyer. A Monte Carlo simulation was performed to determine the fair value of an Earn Out asset for the amount expected to be received back from escrow based on the forecasted achievement of the sales performance goals associated with the Earn Out as of the acquisition date. See Note 6, Fair Value Measurements, for further discussion. In addition, approximately $12,965 of the Purchase Price was placed into an escrow account, of which $9,815 is to secure general indemnification claims against the Sellers and $3,150 is for net working capital adjustments. During the year ended September 30, 2022, the Company incurred approximately $4,865 in acquisition costs, which are included in General and administrative expense on the Consolidated Statements of Operations.

The acquisition of the Mar Cor Business has been accounted for using the acquisition method of accounting which requires the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. The preliminary purchase price allocation included $57,094 of acquired intangible assets, of which $42,181 was assigned to customer relationships and $14,913 was assigned to trade name, developed technology and know-how. The preliminary fair value of the identifiable intangible assets has been estimated using the income approach through a discounted cash flow analysis. The cash flows are based on estimates used to price the Mar Cor Business acquisition, and the discount rates applied were benchmarked with reference to the implied rate of return to the Company’s pricing model and the weighted-average cost of capital. Additionally, the significant assumptions used to determine the fair value of the customer relationships intangible assets were revenue growth and EBITDA margin. These significant assumptions are forward-looking and could be affected by future economic and market conditions. The customer relationship intangible assets are subject to useful lives ranging from 3 to 9 years, and trade name, developed technology and know-how intangible assets are subject to useful lives of 15, 4 and 9 years, respectively. The table below summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed as of the acquisition date. These preliminary estimates are subject to revision during the measurement period as additional analyses are performed and third-party valuations are finalized, and these differences could have a material impact on the accounting for the business combination.

Receivables, net	$21,275
Inventories, net	32,350
Earn Out asset	7,824
Other current assets	1,844
Property, plant, and equipment, net	19,150
Goodwill	68,754
Intangible assets, net	57,094
Other non-current assets	7,694

Total assets acquired	$215,985
Current liabilities	(15,467)
Non-current liabilities	(5,542)

Total liabilities assumed	$(21,009)

Net assets acquired	$194,976

2022 Divestitures

On January 31, 2022, the Company completed the divestiture of the resin regeneration assets in Germany (the “Germany Regen Business”) for $356 in cash at closing, resulting in a gain of $193 recognized on the sale, which is included in Other operating income on the Consolidated Statements of Operations. The Germany Regen Business was a part of the Applied Product Technologies segment.

2021 Acquisitions

On April 1, 2021, the Company acquired the assets of Water Consulting Specialists, Inc. (“WCSI”) for $12,025 cash paid at closing. In addition, the Company recorded a liability of $761 at closing associated with an earn-out related to the WCSI acquisition, which was subsequently revalued to $150 and is included in Accrued expenses and other liabilities on the Consolidated Balance Sheets. During the year ended September 30, 2021, the Company received cash of $21 from the seller as a result of net working capital adjustments. WCSI is a leader in the design, manufacturing, and service of industrial high-purity water treatment systems. The acquisition strengthens the Company’s portfolio of high-purity water treatment systems and provides the opportunity to further expand its digitally enabled solutions and services in key industrial markets. WCSI is a part of the Integrated Solutions and Services segment. During the year ended September 30, 2021, the Company incurred approximately $83 in acquisition costs, which are included in General and administrative expense on the Consolidated Statements of Operations.

The opening balance sheet for WCSI is summarized as follows:

Current assets	$1,813
Property, plant, and equipment	221
Goodwill	4,340
Intangible assets, net	7,336
Other non-current assets	86

Total assets acquired	$13,796
Liabilities assumed	$(1,792)

Net assets acquired	$12,004

On December 17, 2020, the Company acquired the industrial water business of Ultrapure & Industrial Services, LLC (“Ultrapure”) for $8,743 cash paid at closing. On April 1, 2021, the Company paid an additional $290 as a result of net working capital adjustments. Ultrapure, based out of Texas, provides customers across multiple end markets with a variety of water treatment products and services, including service deionization, reverse osmosis, UV, and ozonation. Ultrapure will strengthen the Company’s service capabilities in the Houston and Dallas markets and is a part of the Integrated Solutions and Services segment. During the year ended September 30, 2021, the Company incurred approximately $230 in acquisition costs, which are included in General and administrative expense on the Consolidated Statements of Operations.

The opening balance sheet for Ultrapure is summarized as follows:

Current assets	$2,366
Property, plant, and equipment	963
Goodwill	2,836
Intangible assets, net	3,751
Other non-current assets	21

Total assets acquired	$9,937
Liabilities assumed	$(904)

Net assets acquired	$9,033

2021 Divestitures

On March 1, 2021, the Company completed the divestiture of the Lange containment system, geomembrane and geosynthetic liner product line (the “Lange Product Line”) for $897 in cash at closing. The Lange Product Line was a part of the Integrated Solutions and Services segment. During the year ended September 30, 2021, the Company recognized a loss of $193 on the divestiture, which is included in Other operating expense on the Consolidated Statements of Operations.

5. Revenue

Disaggregation of Revenue

In accordance with Topic 606, the Company disaggregates revenue from contracts with customers into source of revenue, reportable operating segment, and geographical regions. The Company determined that disaggregating revenue into these categories meets the disclosure objective in Topic 606 which is to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

Information regarding the source of revenue:

	Year Ended September 30,
	2022	2021	2020
Revenue from contracts with customers recognized under Topic 606	$1,555,565	$1,274,096	$1,279,772
Other(1)	181,511	190,333	149,684

Total	$1,737,076	$1,464,429	$1,429,456

(1)	Other revenue relates to revenue recognized pursuant to ASU 2016-02, Leases (Topic 842), primarily attributable to long term rentals.

Information regarding revenue disaggregated by segment and source of revenue is as follows:

	Year Ended September 30,
	2022	2021	2020
Integrated Solutions and Services
Revenue from capital projects	$304,925	$250,187	$257,528
Revenue from aftermarket	215,972	128,585	119,051
Revenue from service	663,580	581,114	567,603

Total	$1,184,477	$959,886	$944,182

Applied Product Technologies
Revenue from capital projects	$383,473	$365,791	$335,227
Revenue from aftermarket	148,118	116,463	128,051
Revenue from service	21,008	22,289	21,996

Total	$552,599	$504,543	$485,274

Total Revenue
Revenue from capital projects	$688,398	$615,978	$592,755
Revenue from aftermarket	364,090	245,048	247,102
Revenue from service	684,588	603,403	589,599

Total	$1,737,076	$1,464,429	$1,429,456

Information regarding revenue disaggregated by geographic area is as follows:

	Year Ended September 30,
	2022	2021	2020
United States	$1,431,095	$1,174,474	$1,164,634
Asia	129,981	113,316	77,253
Europe	108,271	113,559	108,139
Canada	54,935	49,952	65,223
Australia	12,794	13,128	14,207

Total	$1,737,076	$1,464,429	$1,429,456

Performance Obligations

The Company elects to apply the practical expedient to exclude from this disclosure revenue related to performance obligations if the product has an alternative use and the Company does not have an enforceable right to payment for the performance completed to date, including a normal profit margin, in the event of termination for convenience. The Company maintains a backlog of confirmed orders of approximately $377,091 at September 30, 2022. This backlog represents the aggregate amount of the transaction price allocated to performance obligations that were unsatisfied or partially unsatisfied as of the end of the reporting period. The Company estimates that the majority of these performance obligations will be satisfied within the next twelve to twenty-four months.

Contract Balances

The tables below provide a roll-forward of contract assets and contract liabilities balances for the periods presented:

	Year Ended September 30,
Contract assets(a)	2022	2021
Balance at beginning of period	$72,746	$80,759
Recognized in current period	401,825	316,864
Reclassified to accounts receivable	(368,936)	(325,405)
Foreign currency	(3,512)	528

Balance at end of period	$102,123	$72,746

(a)	Excludes receivable balances which are disclosed on the Consolidated Balance Sheets.

	Year Ended September 30,
Contract Liabilities	2022	2021
Balance at beginning of period	$55,883	$26,259
Recognized in current period	370,375	349,046
Amounts in beginning balance reclassified to revenue	(44,313)	(25,523)
Current period amounts reclassified to revenue	(319,513)	(294,033)
Foreign currency	7	134

Balance at end of period	$62,439	$55,883

6. Fair Value Measurements

As of September 30, 2022 and 2021, the fair values of cash and cash equivalents, accounts receivable and accounts payable approximated carrying values due to the short maturity of these items.

The Company measures the fair value of pension plan assets and liabilities, deferred compensation and plan assets and liabilities on a recurring basis pursuant to ASC Topic 820. ASC Topic 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value driver is observable.

Level 3: Unobservable inputs in which little or no market data is available, therefore requiring an entity to develop its own assumptions.

The following table presents the Company’s financial assets and liabilities at fair value. The fair values related to the pension assets are determined using net asset value (“NAV”) as a practical expedient, or by information categorized in the fair value hierarchy level based on the inputs used to determine fair value. The reported carrying amounts of deferred compensation assets and liabilities and debt approximate their fair values. The Company uses interest rates and other relevant information generated by market transactions involving similar instruments to measure the fair value of these assets and liabilities, therefore, all are classified as Level 2 within the valuation hierarchy.

	Net Asset Value	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

As of September 30, 2022
Assets:
Pension plan
Cash	$—	$40	$—	$—
Global Multi-Asset Fund	11,632	—	—	—
Government Securities	3,343	—	—	—
Liability Driven Investment	928	—	—	—
Guernsey Unit Trust	2,048	—	—	—
Global Absolute Return	1,299	—	—	—
Deferred compensation plan assets
Cash	—	902	—	—
Mutual Funds	—	12,330	—	—
Earn-out assets related to acquisitions	—	—	—	11,597
Interest rate swaps	—	—	49,952	—
Foreign currency forward contracts	—	—	507	—
Liabilities:
Pension plan	—	—	(26,654)	—
Deferred compensation plan liabilities	—	—	(20,081)	—
Total return swaps—deferred compensation	—	—	(632)	—
Long-term debt	—	—	(884,517)	—
Foreign currency forward contracts	—	—	(872)	—
Commodity swaps	—	—	(7)	—
As of September 30, 2021
Assets:
Pension plan
Cash	$—	$831	$—	$—
Global Multi-Asset Fund	15,244	—	—	—
Government Securities	5,158	—	—	—
Liability Driven Investment	2,793	—	—	—
Guernsey Unit Trust	2,387	—	—	—
Global Absolute Return	2,225	—	—	—
Deferred compensation plan assets
Cash	—	1,251	—	—
Mutual Funds	—	17,806	—	—
Interest rate swaps	—	—	3,127	—
Foreign currency forward contracts	—	—	24	—
Liabilities:
Pension plan	—	—	(46,013)	—
Deferred compensation plan liabilities	—	—	(24,382)	—
Total return swaps—deferred compensation	—	—	(130)	—
Long-term debt	—	—	(752,988)	—
Interest rate swaps	—	—	(303)	—
Foreign currency forward contracts	—	—	(102)	—
Commodity swaps	—	—	(19)	—
Earn-out liabilities related to acquisitions	—	—	—	(150)
Purchase Right	—	—	—	(8,305)

The pension plan assets and liabilities and deferred compensation assets and liabilities are included in other non-current assets and other non-current liabilities on the Consolidated Balance Sheets at September 30, 2022 and 2021. The unrealized loss on mutual funds was $2,537 at September 30, 2022.

The Company records contingent consideration arrangements at fair value on a recurring basis and the associated balances presented as of September 30, 2022 and 2021 are earn-outs related to acquisitions. See Note 4, “Acquisitions and Divestitures” for further discussion regarding the earn-outs recorded for specific acquisitions. The fair value of earn-outs related to acquisitions is based on significant unobservable inputs including the achievement of certain performance metrics. Significant changes in these inputs would result in corresponding increases or decreases in the fair value of the earn-out each period until the related contingency has been resolved. Changes in the fair value of the contingent consideration obligations and assets can result from adjustments in the probability of achieving future development steps, sales targets and profitability and are recorded in General and administrative expenses in the Consolidated Statements of Operations. During the year ended September 30, 2022, the Company recorded a decrease in the fair value of the earn-out liability related to the prior year acquisition of Water Consulting Specialists, Inc. (“WCSI”) of $150.

A rollforward of the activity in the Company’s fair value of earn-out liabilities related to acquisitions is as follows:

	Current Portion(1)	Long-term Portion(2)	Total
Balance at September 30, 2020	$295	$—	$295
Acquisitions	761	—	761
Payments	(170)	—	(170)
Fair value adjustment	(736)	—	(736)

Balance at September 30, 2021	$150	$—	$150

Fair value adjustment	(150)	—	(150)

Balance at September 30, 2022	$—	$—	$—

(1)	Included in Accrued expenses and other liabilities on the Consolidated Balance Sheets.
(2)	Included in Other non-current liabilities on the Consolidated Balance Sheets.

As a result of the Mar Cor Business acquisition on January 3, 2022, the Company recorded an Earn Out asset for $7,824 which represented the fair value of amounts expected to be received back from escrow based on the forecasted achievement of certain sales performance goals at the acquisition date. During the year ended September 30, 2022, the Company recorded an increase in the fair value of the Earn Out asset of $3,773 based on updated forecast information. As of September 30, 2022 and September 30, 2021, earn-out assets related to acquisitions total $11,597 and $0, respectively, and are included in Prepaid and other current assets on the Consolidated Balance Sheets.

In addition, the Company had a liability recorded for the Purchase Right to purchase the remaining 32% interest of Frontier. During the year ended September 30, 2022, the Company recorded an increase in the fair value of the Purchase Right liability of $2,091, which was recorded to Interest expense on the Consolidated Statements of Operations. The Purchase Right was exercised by the Minority Owners on April 1, 2022 resulting in the purchase of the remaining interest of Frontier for $10,396 and the settlement of the Purchase Right liability recorded. As of September 30, 2022 and September 30, 2021, $0 and $8,305, respectively is included in Other non-current liabilities related to the Purchase Right on the Consolidated Balance Sheets.

7. Accounts Receivable

Accounts receivable are summarized as follows:

	September 30, 2022	September 30, 2021
Accounts Receivable	$312,600	$282,819
Allowance for Credit Losses	(6,888)	(4,824)

Receivables, net	$305,712	$277,995

The movement in the allowance for credit losses was as follows:

	Year Ended September 30,
	2022	2021	2020
Balance at beginning of period	$(4,824)	$(4,057)	$(4,906)
Charged to costs and expenses	(1,997)	(1,733)	(537)
Write-offs	473	780	1,277
Foreign currency and other	(540)	186	109

Balance at end of period	$(6,888)	$(4,824)	$(4,057)

8. Inventories

The major classes of inventory, net are as follows:

	September 30, 2022	September 30, 2021
Raw materials and supplies	$120,532	$86,469
Work in progress	36,499	19,842
Finished goods and products held for resale	80,811	59,624
Costs of unbilled projects	2,309	2,277
Reserves for excess and obsolete	(10,800)	(9,709)

Inventories, net	$229,351	$158,503

The following is the activity in the reserves for excess and obsolete inventory:

	Year Ended September 30,
	2022	2021	2020
Balance at beginning of period	$(9,709)	$(11,467)	$(13,370)
Change to reserve requirement	(2,608)	265	(310)
Write-offs	684	1,516	2,197
Foreign currency and other	833	(23)	16

Balance at end of period	$(10,800)	$(9,709)	$(11,467)

9. Property, Plant, and Equipment

Property, plant, and equipment consists of the following:

	September 30, 2022	September 30, 2021
Machinery and equipment	$401,334	$388,352
Rental equipment	267,345	246,257
Land and buildings	82,985	70,048
Construction in process	72,184	59,737

	$823,848	$764,394
Less: accumulated depreciation	(418,559)	(389,406)

Property, plant, and equipment, net	$405,289	$374,988

The Company entered into secured financing agreements that require providing a security interest in specified equipment. As of September 30, 2022 and September 30, 2021, the gross and net amounts of those assets are as follows:

	September 30, 2022		September 30, 2021
	Gross	Net	Gross	Net
Machinery and equipment	$86,294	$62,459	$73,632	$57,036
Construction in process	49,983	49,983	30,504	30,504

	$136,277	$112,442	$104,136	$87,540

Depreciation expense and maintenance and repairs expense for the years ended September 30, 2022, 2021 and 2020 were as follows:

	Year Ended September 30,
	2022	2021	2020
Depreciation expense	$82,637	$76,279	$73,002
Maintenance and repair expense	$30,425	$22,354	$20,303

10. Goodwill

Changes in the carrying amount of goodwill are as follows:

	Integrated Solutions and Services	Applied Product Technologies	Total
Balance at September 30, 2020	$224,381	$172,824	$397,205
Business combinations and divestitures	10,349	—	10,349
Measurement period adjustments	(3,216)	—	(3,216)
Foreign currency translation	2,316	722	3,038

Balance at September 30, 2021	$233,830	$173,546	$407,376

Business combinations and divestitures	76,190	(34)	$76,156
Measurement period adjustments	379	—	379
Foreign currency translation	(3,464)	(6,875)	(10,339)

Balance at September 30, 2022	$306,935	$166,637	$473,572

As of September 30, 2022 and 2021, $250,636 and $159,730, respectively, of goodwill is deductible for tax purposes.

The Company reviewed the recoverability of the carrying value of goodwill of its reporting units. As the fair value of the Company’s reporting units was determined to be in excess of the carrying values at the annual measurement dates of July 1, 2022 and 2021, no further analysis was performed. The Company has concluded that none of the goodwill was impaired as of September 30, 2022, and there are no indicators of impairment through September 30, 2022.

11. Other Intangible Assets

Intangible assets consist of the following:

		September 30, 2022
	Estimated Life (years)	Carrying Amount	Accumulated Amortization	Net

Amortizing intangible assets
Customer related	3 - 26	$346,128	$(122,604)	$223,524
Proprietary technology	4 - 10	68,586	(44,532)	24,054
Trademark	3 - 15	32,711	(15,056)	17,655
Backlog	1	81,159	(81,159)	—
Other	3 - 10	57,719	(39,426)	18,293

Total amortizing intangible assets		$586,303	$(302,777)	$283,526
Indefinite-lived intangible assets		34,207	—	34,207

Total intangible assets		$620,510	$(302,777)	$317,733

		September 30, 2021
	Estimated Life (years)	Carrying Amount	Accumulated Amortization	Net

Amortizing intangible assets
Customer related	5 - 26	$300,963	$(101,272)	$199,691
Proprietary technology	7 - 10	61,692	(36,921)	24,771
Trademark	5 - 15	27,195	(12,191)	15,004
Backlog	1	82,355	(82,355)	—
Other	3 - 10	47,903	(31,501)	16,402

Total amortizing intangible assets		$520,108	$(264,240)	$255,868
Indefinite-lived intangible assets		34,207	—	34,207

Total intangible assets		$554,315	$(264,240)	$290,075

The Company’s indefinite-lived intangible asset relate to Federal hazardous waste treatment management permits obtained for locations operated by the Integrated Solutions and Services segment. The permits are considered perpetually renewable. The Company performs an indefinite-lived intangible asset impairment analysis on an annual basis during the fourth quarter of the year and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company assessed the carrying value of the permits at the Integrated Solutions and Services segment as of July 1, 2022, the annual measurement date, using a quantitative analysis outlined in ASU No. 2012-02 to determine whether the existence of events or circumstances would lead to the conclusion that it is more likely than not that the fair values of the permits are less than the carrying amounts. Events and circumstances considered in this review included macroeconomic conditions, new competition, financial performance of the entities which utilizes the permits and other financial and non-financial events. Based on these factors, the Company concluded the fair value of the permits were not more likely than not less than the carrying amounts.

For the amortizing intangible assets, the remaining weighted-average amortization period at September 30, 2022 was as follows:

Years
Customer-related intangibles	8
Proprietary technology	3
Trademarks	6
Other	3
Aggregate net intangible assets	6

Intangible asset amortization was $44,934, $37,385, and $34,266 for the years ended September 30, 2022, 2021 and 2020, respectively. The estimated future amortization expense is as follows:

2023	$44,421
2024	38,994
2025	33,960
2026	28,596
2027	24,070
Thereafter	113,485

Total	$283,526

12. Debt

Long-term debt consists of the following:

	September 30, 2022	September 30, 2021
2021 Term Loan, due April 1, 2028	$469,063	$473,837
2021 Revolving Credit Facility, due April 1, 2026	151,254	37,268
Securitization Facility, due April 1, 2024	150,201	150,061
Equipment Financing, due September 30, 2023 to September 30, 2032, interest rates ranging from 3.59% to 8.07%	120,155	93,375
Notes Payable, due July 31, 2023(1)	—	402

Total debt	$890,673	$754,943
Less unamortized deferred financing fees	(9,873)	(11,738)

Total net debt	$880,800	$743,205
Less current portion	(17,266)	(12,775)

Total long-term debt	$863,534	$730,430

(1)

In March 2022, the outstanding balance of the Notes Payable due July 31, 2023, was repaid in conjunction with the Company’s acquisition of TWO. See Note 4, “Acquisitions and Divestitures” for further discussion.

2021 Credit Agreement

On April 1, 2021, EWT III entered into a Credit Agreement (the “2021 Credit Agreement”) among EWT III, as borrower, EWT II, as parent guarantor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and ING Capital, LLC, as sustainability coordinator. The 2021 Credit

Agreement provides for a multi-currency senior secured revolving credit facility in an aggregate principal amount not to exceed the U.S. dollar equivalent of $350,000 (the “2021 Revolving Credit Facility”) and a discounted senior secured term loan (the “2021 Term Loan”) in the amount of $475,000 (together with the 2021 Revolving Credit Facility, the “Senior Facilities”). The 2021 Credit Agreement also provides for a letter of credit sub-facility not to exceed $60,000. The Senior Facilities are guaranteed by EWT II and certain existing and future direct or indirect wholly-owned domestic subsidiaries of EWT III (together with EWT III, collectively, the “Loan Parties”), and collateralized by a first lien on substantially all of the assets of the Loan Parties, with certain exceptions. In connection with entering into the 2021 Credit Agreement, on April 1, 2021, EWT III repaid all outstanding indebtedness under the 2014 Credit Agreement and terminated that facility.

The 2021 Credit Agreement contains customary representations, warranties, affirmative covenants, and negative covenants, including, among other things, a springing maximum first lien leverage ratio of 5.55 to 1.00. The Company did not exceed this ratio during the year ended September 30, 2022, does not anticipate exceeding this ratio during the fiscal year ending September 30, 2023, and therefore does not anticipate any additional repayments during the year ending September 30, 2023.

With respect to the 2021 Revolving Credit Facility, EWT III is required to pay a commitment fee based on the daily unused portion of the 2021 Revolving Credit Facility, as well as certain other fees to the agents and the arrangers under the Senior Facilities. Amounts outstanding under the Senior Facilities, at EWT III’s option, bear interest at either (i) a Base Rate determined in accordance with the terms of the 2021 Credit Agreement, (ii) with respect to any amounts denominated in U.S. dollars or Sterling, LIBOR, or replacement thereof, as determined in accordance with the terms of the 2021 Credit Agreement, or (iii) with respect to amounts denominated in Euros, the EURIBOR, or replacement thereof, as determined in accordance with the terms of the 2021 Credit Agreement. In the case of the 2021 Revolving Credit Facility, an applicable margin based on the consolidated total leverage of EWT III and its restricted subsidiaries, as calculated in accordance with the terms of the 2021 Credit Agreement, will be added to the interest rate elected by EWT III. During fiscal 2022, the spread on the 2021 Revolving Credit Facility was reduced to 2.20% from 2.25% as a result of a Sustainability Pricing Adjustment per the 2021 Credit Agreement. In the case of the 2021 Term Loan, a fixed applicable margin, calculated in accordance with the terms of the 2021 Credit Agreement, will be added to the interest rate elected by EWT III.

On April 1, 2021, EWT III borrowed the full amount of $475,000 under the 2021 Term Loan and $105,000 under the 2021 Revolving Credit Facility. The 2021 Term Loan was issued at a discount of $2,375, which is recorded as a contra-liability to the carrying amount of debt issued, and is being amortized to interest expense using the effective interest method. The net proceeds of these borrowings under the Senior Facilities, together with the net proceeds of the Receivables Securitization Program (as defined below) and cash on hand, were used to repay all outstanding indebtedness, in an aggregate principal amount of approximately $814,538, under the 2014 Credit Agreement. The proceeds of the 2021 Revolving Credit Facility may also be used to finance or refinance the working capital and capital expenditures needs of EWT III and certain of its subsidiaries and for general corporate purposes.

The 2021 Term Loan matures on April 1, 2028 and requires quarterly principal payments of $1,188 that started in the fourth quarter of 2021. Subject to the terms of the 2021 Credit Agreement, to the extent not previously paid, any amount owed under the 2021 Revolving Credit Facility will become due and payable in full on April 1, 2026.

At September 30, 2022, the Company had (a) $469,063 outstanding under the 2021 Term Loan at an interest rate of 5.06%, comprised of 2.56% LIBOR plus the 2.50% spread, and (b) $151,254 outstanding under the 2021 Revolving Credit Facility with an interest rate of 5.33%, comprised of 3.13% LIBOR plus a 2.20% spread. The 2021 Revolving Credit Facility includes $254 of accrued interest at September 30, 2022. At September 30, 2021 the Company had (a) $473,837 outstanding under the 2021 Term Loan at an interest rate of 2.63%, comprised of 0.13% LIBOR plus the 2.50% spread, and (b) 37,268 outstanding under the 2021 Revolving Credit Facility with an interest rate of 2.38%, comprised of 0.13% LIBOR plus a 2.25% spread. The 2021 Revolving Credit Facility includes $268 of accrued interest at September 30, 2021.

The following table summarizes the amount of the Company’s outstanding borrowings and outstanding letters of credit under the 2021 Revolving Credit Facility as of September 30, 2022, and September 30, 2021.

	September 30, 2022	September 30, 2021
Borrowing availability	$350,000	$350,000
Outstanding borrowings	151,000	37,000
Outstanding letters of credit	9,317	10,112

Unused amounts	$189,683	$302,888

Receivables Securitization Program

On April 1, 2021, Evoqua Finance LLC (“Evoqua Finance”), an indirect wholly-owned subsidiary of the Company, entered into an accounts receivable securitization program (the “Receivables Securitization Program”) consisting of, among other agreements, (i) a Receivables Financing Agreement (the “Receivables Financing Agreement”) among Evoqua Finance, as the borrower, the lenders from time to time party thereto (the “Receivables Financing Lenders”), PNC Bank, National Association (“PNC Bank”), as administrative agent, Evoqua Water Technologies LLC (“EWT LLC”), an indirect wholly-owned subsidiary of the Company, as initial servicer, and PNC Capital Markets LLC (“PNC Markets”), as structuring agent, pursuant to which the lenders have made available to Evoqua Finance a receivables finance facility (the “Securitization Facility”) in an amount up to $150,000 and (ii) a Sale and Contribution Agreement (the “Sale Agreement”) among Evoqua Finance, as purchaser, EWT LLC, as initial servicer and as an originator, and Neptune Benson, Inc., an indirectly wholly-owned subsidiary of the Company, as an originator (together with EWT LLC, the “Originators”). Under the Receivables Securitization Program, the Originators, pursuant to the Sale Agreement, are required to sell substantially all of their domestic trade receivables and certain related rights to payment and obligations of the Originators with respect to such receivables (the “Receivables”) to Evoqua Finance, which, in turn, will obtain loans secured by the Receivables from the Receivables Financing Lenders pursuant to the Receivables Financing Agreement. The Receivables underlying any borrowings will continue to be included in Accounts receivable, net, in the Consolidated Balance Sheets of the Company. On April 1, 2021, Evoqua Finance borrowed $142,200 under the Securitization Facility. During the year ended September 30, 2022, Evoqua Finance borrowed additional amounts under the Securitization Facility. As of September 30, 2022 Evoqua Finance had $150,201 outstanding under the Securitization Facility which included $201 of accrued interest. As of September 30, 2021 Evoqua Finance had $150,061 outstanding under the Securitization Facility which included $61 of accrued interest.

The Receivables Securitization Program contains certain customary representations, warranties, affirmative covenants, and negative covenants, subject to certain cure periods in some cases, including the eligibility of the Receivables being sold by the Originators and securing the loans made by the Receivables Financing Lenders, as well as customary reserve requirements, events of default, termination events, and servicer defaults. The Company was in compliance with all covenants during the fiscal year ended September 30, 2022, does not anticipate becoming noncompliant during the year ending September 30, 2023, and therefore does not anticipate any additional repayments during the year ending September 30, 2023.

The Receivables Financing Lenders under the Receivables Securitization Program receive interest at LIBOR or LMIR as selected by Evoqua Finance. The Receivables Financing Agreement contains customary LIBOR benchmark replacement language. The interest rate on the Securitization Facility was 4.39% as of September 30, 2022, comprised of 3.14% LIBOR plus the 1.25% spread. As of September 30, 2021 the interest rate on the Securitization Facility was 1.33%, comprised of 0.08% LIBOR plus the 1.25% spread The Receivables Securitization Program matures on April 1, 2024.

Equipment Financings

During the year ended September 30, 2022, the Company completed the following equipment financings:

Date Entered	Due	Interest Rate at September 30, 2022	Principal Amount
September 30, 2022	September 30, 2032	5.30%	$3,811
September 29, 2022	May 31, 2029(1)	5.03%	2,248
June 30, 2022	July 31, 2029(2)	6.31%	12,356
June 30, 2022	May 31, 2029(1)	5.03%	4,086
March 18, 2022	March 17, 2029	4.67%	1,839
March 16, 2022	July 31, 2029(2)	6.31%	1,317
March 15, 2022	April 1, 2029	4.67%	4,788
December 30, 2021	December 30, 2028	3.94%	2,207
December 23, 2021	July 31, 2029(2)	6.31%	3,742

			$36,394

(1)

Represents an advance received from the lender on a multiple draw term loan in which the Company is making interest only payments through December 30, 2022 based on a 2.28% Secured Overnight Financing Rate plus a 2.75% spread.

(2)

Represents an advance received from the lender on a multiple draw term loan in which the Company is making interest only payments through August 1, 2022 based on an interest rate of 6.31% including a 2.56% LIBOR plus a 3.75% spread as of September 30, 2022. The Company entered into an interest rate swap with an effective date of August 1, 2022 to mitigate risk associated with this variable rate equipment financing, see Note 13, “Derivative Financial Instruments” for further discussion.

Deferred Financing Fees and Discounts

Deferred financing fees and discounts related to the Company’s long-term debt were included as a contra liability to debt on the Consolidated Balance Sheets as follows:

	September 30, 2022	September 30, 2021
Current portion of deferred financing fees and discounts(1)	$(1,899)	$(1,866)
Long-term portion of deferred financing fees and discounts(2)	(7,974)	(9,872)

Total deferred financing fees and discounts	$(9,873)	$(11,738)

(1)	Included in Current portion of debt, net of deferred financing fees and discounts on the Consolidated Balance Sheets.
(2)	Included in Long-term debt, net of deferred financing fees and discounts on the Consolidated Balance Sheets.

During the year ended September 30, 2021, as a result of the refinancing on April 1, 2021, the Company wrote off approximately $1,333 of deferred financing fees related to the 2014 Term Loan. In addition, the Company incurred approximately $4,985 of fees, of which approximately $1,931 were recorded as deferred financing fees on the Consolidated Balance Sheets and approximately $3,054 were expensed. During the year ended September 30, 2021, the Company incurred approximately $822 of fees related to the Receivables Securitization Program and $453 of fees related to an equipment financing which were recorded as deferred financing fees on the Consolidated Balance Sheets.

Amortization of deferred financing fees and discounts included in interest expense were $1,866, $1,946, and $1,735 for the year ended September 30, 2022, 2021 and 2020, respectively.

Repayment Schedule

Aggregate maturities of all long-term debt, including current portion of long-term debt and excluding finance lease obligations as of September 30, 2022, are presented below:

Fiscal Year
2023	$19,085
2024	167,870
2025	19,458
2026	173,775
2027	21,031
Thereafter	489,454

Total	$890,673

13. Derivative Financial Instruments

Interest Rate Risk Management

The Company is subject to market risk exposure arising from changes in interest rates on the senior secured credit facilities as well as variable rate equipment financings, which bear interest at rates that are indexed against LIBOR. The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to mitigate its exposure to rising interest rates. As of September 30, 2022, the notional amount of the Company’s interest rate swaps was $540,000.

Foreign Currency Risk Management

The Company’s functional currency is the U.S. dollar. By operating internationally, the Company is subject to foreign currency translation risk associated with converting the foreign operations’ financial statements into U.S. dollars transactions denominated in currencies other than the U.S. dollar (“foreign currencies”). The Company is also subject to currency risk from transactions denominated in foreign currencies. To mitigate cross-currency transaction risk, the Company analyzes significant exposures where it has receipts or payments in a currency other than the functional currency of its operations, and from time to time may strategically enter into short-term foreign currency forward contracts to lock in some or all of the cash flows associated with these transactions. The Company uses foreign currency derivative contracts in order to manage the effect of exchange fluctuations on forecasted sales and purchases that are denominated in foreign currencies. To mitigate the impact of foreign exchange rate fluctuation risk, the Company entered into a series of forward contracts designated as cash flow hedges. As of September 30, 2022, the notional amount of the forward contracts was $26,106.

Equity Price Risk Management

The Company is exposed to variability in compensation charges related to certain deferred compensation obligations to employees. Equity price movements affect the compensation expense as certain investments made by the Company’s employees in the deferred compensation plan are revalued. Although not designated as accounting hedges, the Company utilizes derivatives such as total return swaps to economically hedge a portion of this exposure and offset the related compensation expense. As of September 30, 2022, the notional amount of the total return swaps was $5,629.

Credit Risk Management

The counterparties to the Company’s derivative contracts are highly rated financial institutions. The Company regularly reviews the creditworthiness of its financial counterparties and does not expect to incur a significant failure of any counterparties to perform under any agreements. The Company is not subject to any obligations to post collateral under derivative instrument contracts. The Company records all derivative instruments on a gross basis in the Consolidated Balance Sheets. Accordingly, there are no offsetting amounts that net assets against liabilities.

Derivatives Designated as Cash Flow Hedges

The following represents the fair value recorded for derivatives designated as cash flow hedges for the periods presented:

		Asset Derivatives
	Balance Sheet Location	September 30, 2022	September 30, 2021
Interest rate swaps	Prepaid and other current assets	$19,186	$3,127
Foreign currency forward contracts	Prepaid and other current assets	467	6
Interest rate swaps	Other non-current assets	30,766	—

		Liability Derivatives
	Balance Sheet Location	September 30, 2022	September 30, 2021
Foreign currency forward contracts	Accrued expenses and other current liabilities	$872	$102
Commodity swaps	Accrued expenses and other current liabilities	7	19
Interest rate swaps	Accrued expenses and other current liabilities	—	303

The following represents the amount of gain (loss) recognized in AOCI (net of tax) during the periods presented:

	Year Ended September 30,
	2022	2021	2020
Interest rate swap	$36,550	$5,252	$(5,155)
Foreign currency forward contracts	(583)	(324)	(201)
Commodity swaps	8	(19)	—
Interest rate cap	—	—	(19)

	$35,975	$4,909	$(5,375)

The following represents the amount of (loss) gain reclassified from AOCI into earnings during the periods presented:

	Year Ended September 30,
Location of (Loss) Gain	2022	2021	2020
Cost of product sales and services	$(136)	$(70)	$(8)
General and administrative expense	(229)	(4)	(192)
Selling and marketing expense	—	(69)	28
Interest expense	1,152	(2,241)	(486)

	$787	$(2,384)	$(658)

Based on the fair value amounts of the Company’s cash flow hedges at September 30, 2022, the Company expects that approximately $186 of pre-tax net losses will be reclassified from AOCI into earnings during the next twelve months. The amount ultimately realized, however, will differ as exchange rates vary and the underlying contracts settle.

Derivatives Not Designated as Hedging Instruments

The following represents the fair value recorded for derivatives not designated as hedges for the periods presented:

		Asset Derivatives
	Balance Sheet Location	September 30, 2022	September 30, 2021
Foreign currency forward contracts	Prepaid and other current assets	$40	$18

		Liability Derivatives
	Balance Sheet Location	September 30, 2022	September 30, 2021
Total return swaps—deferred compensation	Accrued expenses and other current liabilities	$632	$130

The following represents the amount of loss recognized in earnings for derivatives not designated as hedges during the periods presented:

	Year Ended September 30,
Location of Loss	2022	2021	2020
General and administrative expense	$(1,130)	$(106)	$—

	$(1,130)	$(106)	$—

14. Product Warranties

A reconciliation of the activity related to the accrued warranty, including both the current and long-term portions, is as follows:

	Current Product Warranties			Non-Current Product Warranties
	Year Ended September 30,			Year Ended September 30,
	2022	2021	2020	2022	2021	2020
Balance at beginning of the period	$8,138	$6,115	$4,922	$2,966	$1,724	$2,332
Warranty provision for sales	6,732	6,939	4,738	2,835	2,065	701
Settlement of warranty claims	(7,206)	(4,720)	(4,890)	(2,022)	(830)	(1,170)
Foreign currency translation and other	(924)	(196)	550	(314)	7	(274)
Amounts related to sale of the Memcor product line	—	—	795	—	—	135

Balance at end of the period	$6,740	$8,138	$6,115	$3,465	$2,966	$1,724

15. Restructuring and Related Charges

To better align its resources with its growth strategies and reduce the cost structure, the Company commits to restructuring plans as necessary. The Company has undertaken various restructuring initiatives, including undertaking activities to reduce the cost structure and rationalize location footprint following the sale of the Memcor product line, transitioning from a three-segment structure to a two-segment operating model designed to better serve the needs of customers worldwide, and various initiatives within the Integrated Solutions and Services segment to drive efficiency and effectiveness in certain divisions.

The Company currently expects to incur approximately $8,400 to $9,400 of costs during fiscal 2023 related to restructuring charges initiated in prior periods.

The table below sets forth the amounts accrued for the restructuring components and related activity:

	Year Ended September 30,
	2022	2021	2020
Balance at beginning of the period	$304	$970	$655
Restructuring charges following the sale of the Memcor product line	979	5,588	8,274
Restructuring charges related to two-segment realignment	390	1,060	2,092
Restructuring charges related to other initiatives	4,517	2,830	1,867
Release of prior reserves	(300)	(329)	(98)
Write-off charges	—	(1,340)	(2,461)
Cash payments	(5,222)	(8,484)	(9,367)
Other adjustments	(10)	9	8

Balance at end of the period	$658	$304	$970

The balances for accrued restructuring liabilities at September 30, 2022 and 2021, are recorded in Accrued expenses and other liabilities on the Consolidated Balance Sheets. Restructuring charges primarily represent severance charges and other employee costs, fixed asset write-offs and certain relocation expenses. The Company expects to pay the remaining amounts accrued as of September 30, 2022 during the first half of 2023.

The table below sets forth the location of amounts recorded above on the Consolidated Statements of Operations:

	Year Ended September 30,
	2022	2021	2020
Cost of product sales and services	$2,217	$4,554	$8,305
General and administrative expense	2,574	3,199	3,053
Sales and marketing expense	83	348	305
Research and development expense	1	(16)	23
Other operating expense, net	711	1,064	449

	$5,586	$9,149	$12,135

The Company continues to evaluate restructuring activities that may result in additional charges in the future.

16. Employee Benefit Plans

Defined Benefit Plans

The Company maintains multiple employee benefit plans.

Certain of the Company’s employees in the UK were participants in a Siemen’s defined benefit plan established for employees of a UK-based operation acquired by Siemens in 2004. The plan was frozen with respect to future service credits for active employees, however the benefit formula recognized future compensation increases. The Company agreed to establish a replacement defined benefit plan, with the assets of the Siemens scheme transferring to the new scheme on April 1, 2015.

Certain of the Company’s employees in Germany also participate in a defined benefit plan. Assets equaling the plan’s accumulated benefit obligation were transferred to a German defined benefit plan sponsored by the Company upon the acquisition of EWT from Siemens. The German entity also sponsors a defined benefit plan for a small group of employees located in France.

The changes in projected benefit obligations, plan assets and the funded status of the UK and German defined benefit plans as of and for the years ended September 30, 2022 and 2021, respectively, are as follows:

	2022	2021
Change in projected benefit obligation
Projected benefit obligation at prior year measurement date	$46,013	$47,389
Service cost	752	1,156
Interest cost	551	482
Actuarial gains	(13,069)	(2,312)
Benefits paid from company assets	(428)	(738)
Foreign currency exchange impact	(7,165)	36

Projected benefit obligation at measurement date	$26,654	$46,013
Change in plan assets
Fair value of assets at prior year measurement date	28,638	27,530
Actual return on plan assets	(4,639)	971
Benefits paid	(109)	(515)
Employer contribution	—	258
Foreign currency exchange impact	(4,600)	394

Fair value of assets at measurement date	$19,290	$28,638

Funded status and amount recognized in assets and liabilities	$(7,364)	$(17,375)

Amount recognized in assets and liabilities
Other non-current assets	$1,779	$2,960
Other non-current liabilities	$(9,143)	$(20,335)
Amount recognized in accumulated other comprehensive loss, before taxes
Actuarial (gain) loss	$(1,067)	$7,071

The following table provides summary information for the UK and German plans where the projected benefit obligation is in excess of plan assets:

	September 30, 2022	September 30, 2021
Projected benefit obligation	$26,654	$46,013
Accumulated benefit obligation	$14,621	$24,578
Fair value of plan assets	$19,290	$28,638

The weighted average assumptions in the following table represent the rates used to develop the actuarial present value of the projected benefit obligation for the year indicated as well as net periodic pension cost for the following year. The discount rate is based on settling the obligation with high grade, high yield corporate bonds, and the rate of compensation increase is based upon actual experience. The expected return on assets is based on historical performance as well as expected future rates of return on plan assets considering the current investment portfolio mix and the long-term investment strategy.

	2022	2021
Discount rate	2.03% - 4.97%	1.00% - 2.03%
Expected long-term rate of return on plan assets	2.82% - 5.74%	1.97% - 3.50%
Salary scale	2.25% - 4.54%	2.25% - 4.36%
Pension increases	1.00% - 3.42%	1.00% - 3.27%

The Plan trustees for the UK and German pension plans have established investment policies and strategies. The UK Pension Committee established and implemented a liability driven investment approach to take advantage of, and seeking to protect, its well-funded status. The German investment strategy is to close the current funding gap by taking a risk-balanced growth approach through investing assets in marketable securities.

Through a trust arrangement, the German plan assets are held in a global multi-asset fund.

The actual overall asset allocation for the UK pension plan as compared to the investment policy goals as of September 30, 2022 was as follows by asset category:

	2022 Actual	2022 Target
Equity	26.7%	—%
Index-linked gilts	72.8%	70%
Cash	0.5%	30%

Pension expense for the German and UK plans were as follows:

	Year Ended September 30,
	2022	2021	2020
Service cost	$752	$1,156	$1,125
Interest cost	551	482	492
Expected return on plan assets	(771)	(615)	(387)
Amortization of actuarial losses	584	1,042	1,006

Pension expense for defined benefit plans	$1,116	$2,065	$2,236

The components of pension expense, other than the service cost component, which is included in General and administrative expense, are included in the line item Other operating expense in the Consolidated Statements of Operations.

Benefits expected to be paid to participants of the plans are as follows:

Year Ended September 30,
2023	$880
2024	561
2025	648
2026	898
2027	828
Five years thereafter	7,616

Total	$11,432

Defined Contribution Plans

The Company maintains a defined contribution 401(k) plan, which covers all U.S.-based employees who meet minimum age and length of service requirements. Plan participants can elect to defer pre-tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. Prior to January 1, 2021, the Company matched 100% of eligible participants’ deferrals that did not exceed 6% of their pay. Effective January 1, 2021, the Company matches 100% of eligible participants’ deferrals that do not exceed 4% of their pay. Also, effective January 1, 2021, the Company may make a discretionary profit sharing contribution of up to 4% of each plan participant’s compensation. All such contributions are subject to limitations imposed by the Internal Revenue Code. The Company’s total contributions were $21,448, $16,559, and $14,243 for the years ended September 30, 2022, 2021 and 2020, respectively.

Employees in the UK and Germany also participate in a defined contribution plan maintained by the Company. For the years ended September 30, 2022, 2021 and 2020, contributions made to the Company’s plan in the UK and Germany were $937, $919, and $1,021, respectively.

Deferred Compensation

On April 1, 2014, the Company adopted a non-qualified deferred compensation plan for certain highly compensated employees. The Plan matches, on a dollar-for-dollar basis, up to the first 6% of a participant’s pay. The Company’s obligation under the plan represents an unsecured promise to pay benefits in the future. In the event of bankruptcy or insolvency of the Company, assets of the plan would be available to satisfy the claims of general creditors. To increase the security of the participants’ deferred compensation plan benefits, the Company has established and funded a grantor trust (known as a rabbi trust). The rabbi trust is specifically designed so that assets are available to pay plan benefits to participants in the event the Company is unwilling or unable to pay the plan benefits for any reason other than bankruptcy or insolvency. As a result, the Company is prevented from withdrawing or accessing assets for corporate needs. Plan participants choose to receive a return on their account balances equal to the return on the various investment options. The rabbi trust assets are primarily invested in mutual funds and insurance contracts of which the rabbi trust is the owner and beneficiary.

Health Benefit Plan

The Company maintains a qualified employee health benefit plan in the U.S. and is self-funded by the Company with respect to claims up to a certain amount. The plan requires contributions from eligible employees and their dependents.

17. Income Taxes

For financial reporting purposes, income (loss) before income taxes includes the following components:

	Year Ended September 30,
	2022	2021	2020
Domestic	$23,245	$19,927	$81,276
Foreign	46,068	41,815	40,490

Income before income taxes	$69,313	$61,742	$121,766

The components of income tax (expense) benefit were as follows:

	Year Ended September 30,
	2022	2021	2020
Current:
Federal	$—	$—	$—
State	(932)	(1,233)	(591)
Foreign	(11,056)	(11,210)	(8,014)

	$(11,988)	$(12,443)	$(8,605)
Deferred:
Federal	9,470	(2,153)	115
State	6,168	(630)	401
Foreign	(620)	5,146	718

	$15,018	$2,363	$1,234

Total income tax (expense) benefit	$3,030	$(10,080)	$(7,371)

For the years ended September 30, 2022, 2021 and 2020, the U.S. federal statutory rate was 21.0%.

A reconciliation of income tax (expense) benefit and the amount computed by applying the applicable statutory rate to income from operations before income taxes was as follows:

	Year Ended September 30,
	2022	2021	2020
Income tax (expense) benefit at the federal statutory rate of 21%	$(14,556)	$(12,966)	$(25,571)
State and local income taxes, net of federal tax benefit	989	(757)	(74)
Foreign tax rate differential	(1,897)	(3,009)	(1,129)
Nondeductible interest expense	(578)	(588)	(1,032)
Meals and entertainment expense	(36)	(176)	(760)
U.S. tax on foreign earnings	(2,683)	(5,687)	(8,438)
Other nondeductible expenses	(2,952)	(786)	(479)
Impact of tax rate changes	(24)	819	286
Valuation allowances	17,087	854	19,013
Share-based compensation	6,990	11,598	4,931
Non-taxable gain on sale of subsidiary	—	—	4,789
Return-to-provision adjustments	1,790	(44)	516
Non-controlling interest	31	30	(466)
Net benefit of foreign R&D expenses	—	—	18
Transaction related contingent liabilities	824	155	143
Deferred tax adjustments	(2,317)	87	491
Accrued tax adjustments	(138)	27	(6)
Other	500	363	397

Total	$3,030	$(10,080)	$(7,371)

Annual Tax (Expense) Benefit

For the year ended September 30, 2022, tax benefit was $3,030 as compared to tax expense based on the U.S. statutory rate of $14,556. The actual tax benefit was lower principally due to a one-time reversal of the U.S. federal and state valuation allowance which was partially offset by an increase in foreign tax expense due to improved profitability in certain jurisdictions with tax rates higher than the U.S. See the above reconciliation for more detail.

Tax expense decreased $13,110 to a benefit of $3,030 for the year ended September 30, 2022 as compared to tax expense of $10,080 in the prior year. The decrease in tax expense was primarily attributable to a one-time reversal of the U.S. federal and state valuation allowance which was partially offset by an increase in foreign tax expense due to improved profitability in certain jurisdictions with tax rates higher than the U.S.

Tax expense increased $2,709 to $10,080 for the year ended September 30, 2021 as compared to $7,371 in the prior year. The increase in tax expense was primarily attributable to an increase in foreign tax expense due to improved profitability in certain countries and the impact of a one-time state tax adjustment for prior periods. The increase in expense was partially offset by a one-time tax benefit for the reversal of the valuation allowance with respect to the Company’s German operating company.

Significant components of deferred tax assets and liabilities were as follows:

	September 30, 2022	September 30, 2021
Deferred Tax Assets
Receivable allowances	$1,619	$885
Reserves and accruals	23,706	24,913
Inventory valuation and other assets	4,196	3,141
Investment in partnership	—	1,977
Unrealized foreign exchange gains (losses), including related hedges	8,573	4,468
Right of use liabilities	12,021	—
Other deferred tax assets	1,052	2,811
Net operating loss carryforwards	40,124	48,605

Gross deferred tax assets	$91,291	$86,800
Less: Valuation allowance	(3,740)	(21,299)

Deferred tax assets less valuation allowance	$87,551	$65,501

Deferred Tax Liabilities
Goodwill	(8,162)	(9,849)
Fixed assets	(48,992)	(46,057)
Intangibles	(15,359)	(15,313)
Deferred tax liabilities in other comprehensive income	(12,360)	—
Right of use assets	(11,291)	—
Other deferred tax liabilities	(1,751)	(2,440)

Gross deferred tax liabilities	$(97,915)	$(73,659)

Net deferred tax liabilities	$(10,364)	$(8,158)

The Company performs an evaluation at the end of each reporting period to determine whether it is more likely than not that all or some portion of our deferred tax assets will not be realized in future years. In making such a determination, the Company considers available positive and negative evidence, including (i) future reversal of existing taxable temporary differences, (ii) tax planning strategies, (iii) the carryforward periods of tax losses, (vi) recent results of operations, and (v) projected future taxable income.

In performing this evaluation in prior periods, a full valuation allowance was recorded as a result of objective negative evidence which included losses generated in five of the six years ended September 30, 2014 to September 30, 2019 and the associated limitation on our ability to consider subjective evidence such as projections of future growth and profitability. As of September 30, 2022, the Company has generated profit each of the last three fiscal years while dealing with significant operational and worldwide economic challenges. As a result, we are able to take into consideration future projected income as part of our analysis.

Based upon the available positive and negative evidence and the weight accorded to that evidence on September 30, 2022, the Company has determined that the significant positive evidence outweighs the negative evidence. Therefore, the Company has concluded that it is more likely than not that the U.S. federal and state deferred tax assets will be realized and accordingly will no longer provide a valuation allowance against those deferred tax assets. The previously provided valuation allowances have been released. The valuation allowances that remain relate to certain foreign net operating losses and credits that are not expected to be realized.

A reconciliation of the valuation allowance on deferred tax assets is as follows:

	Year Ended September 30,
	2022	2021	2020
Valuation allowance beginning of period	$21,299	$23,298	$41,084
Change in assessment	(17,305)	(6,140)	1,650
Current year operations	217	7,300	(19,856)
Foreign currency and other	(471)	(3,219)	3,012
Acquisitions / Dispositions	—	60	(2,592)

Valuation allowance end of period	$3,740	$21,299	$23,298

The Company does not anticipate that it will dispose any of its foreign subsidiaries in the foreseeable future and as such has not recorded a U.S. deferred tax asset where the tax basis exceeds the financial reporting basis of these investments. Additionally, the Company has not provided a U.S. deferred tax liability on the excess of financial reporting over tax basis of its investments.

As of September 30, 2022, 2021 and 2020, undistributed earnings of non-U.S. affiliates were approximately $119,524, $77,709, and $53,766, respectively, which are considered to be indefinitely reinvested. Upon distribution of these earnings the Company may be subject to U.S. income taxes and foreign withholding taxes. The amount of taxes that may be payable on remittance of these earnings is dependent on the tax laws and profile of the Company at that time and the availability of foreign tax credits in the year in which such earnings are remitted. Therefore, it is not practicable to estimate the amount of taxes that may be payable when these earnings are remitted in the future.

The Company utilizes the more-likely-than-not standard in recognizing a tax benefit in its financial statements. For the years ended September 30, 2022, 2021, and 2020, the Company had unrecognized tax benefits of $1,035, $1,123, and $1,050 respectively.

The following is a reconciliation of the Company’s total gross unrecognized tax benefits:

	Year Ended September 30,
	2022	2021	2020
Balance as of beginning of period	$1,123	$1,050	$1,075
Tax positions related to the current year
Additions	—	—	—
Tax positions related to prior years
Additions	—	73	—
Reductions	(88)	—	(25)
Expiration of statutes of limitations	—	—	—

Balance as of end of period	$1,035	$1,123	$1,050

At September 30, 2022, 2021, and 2020, the Company had $1,593, $1,599, and $1,288 classified as a current liability respectively. The amount of unrecognized tax benefits is not expected to change significantly during the next 12 months. At September 30, 2022, 2021, and 2020, if the Company’s tax positions are sustained by the taxing authorities in favor of the Company, the amount that would affect the Company’s effective tax rate would be approximately $1,593, $1,599, and $1,288 respectively.

The Company classifies interest expense and, if applicable, penalties which could be assessed related to unrecognized tax benefits as component of income tax (expense) benefit. For the years ended September 30, 2022, 2021, and 2020 the Company recognized approximately $(81), $(238), and $(143) of gross interest and penalties, respectively.

Tax attributes available to reduce future taxable income begin to expire as follows:

	September 30, 2022	Begin Expiring
Federal net operating loss	$156,887	September 30, 2035
State net operating loss	78,348	September 30, 2023
State tax credits	43	September 30, 2036
Foreign net operating loss	2,121	September 30, 2023
Foreign net operating loss	8,644	Indefinite

During the fourth quarter of the year ending September 30, 2020 the Company undertook a secondary offering. As a result of that offering, the Company experienced an ownership change for purposes of I.R.C. Section 382. There was no impact to current or deferred tax expense resulting from the ownership change for the years ending September 30, 2022, 2021 and 2020.

The Company may be subject to tax audits in the U.S. as well as various state and foreign jurisdictions. The following table summarizes the Company’s open years by major jurisdiction as of September 30, 2022:

Jurisdiction	Open Tax Years
United States	2019-2022
Australia	2018-2022
Canada	2018-2022
China	2017-2022
Germany	2018-2022
Netherlands	2017-2022
Singapore	2018-2022
United Kingdom	2020-2022

18. Share-Based Compensation

The Company designs equity compensation plans to attract and retain employees while also aligning employees’ interests with the interests of the Company’s shareholders. In addition, members of the Company’s Board of Directors (the “Board”) participate in equity compensation plans in connection with their service on the Company’s Board.

The Company established the Evoqua Water Technologies Corp. Stock Option Plan (the “Stock Option Plan”) shortly after the acquisition date of January 16, 2014. The plan allows certain management employees and the Board to purchase shares in Evoqua Water Technologies Corp. Under the Stock Option Plan, the number of shares available for award was 11,083. As of September 30, 2022, there were approximately 2,177 shares available for future grants, however, the Company does not currently intend to make additional grants under the Stock Option Plan.

In connection with the IPO, the Board adopted and the Company’s shareholders approved the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (or the “Equity Incentive Plan”), under which equity awards may be granted in the form of options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalent rights, share awards and performance-based awards (including performance share units and performance-based restricted stock).

During the year ended September 30, 2022, the Company granted RSUs, stock appreciation rights, and performance share units under the Equity Incentive Plan to certain employees of the Company as well as its Board of Directors. The final number of performance share units that may be earned is dependent on the Company’s achievement of performance goals related to cumulative revenue growth dollars and average adjusted EBITDA margin over a three-year measurement period ending September 30, 2024, in which the maximum payout cannot exceed 250% of the applicable target award, which also considers that the final number of performance share units that may be earned is subject to a total stockholder return (“TSR”) modifier, which operates by increasing or decreasing the total number of shares earned by up to 25% based on the Company’s TSR relative to the TSR of the U.S. constituents of the S&P Global Water Index. In order to receive shares earned at the end of the performance period, the recipient must remain employed by the Company or its subsidiaries through the end of the three-year period (except in the event of retirement, death, disability or, in certain circumstances, related to change in control).

As of September 30, 2022, there were approximately 3,977 shares available for grants under the Equity Incentive Plan.

Option awards vest ratably at 25% per year, and are exercisable at the time of vesting. The options granted have a ten-year contractual term.

A summary of the stock option activity, including stock appreciation rights, for the years ended September 30, 2022 and 2021 is presented below:

(In thousands, except per share amounts)	Options	Weighted Average Exercise Price/Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2020	7,430	$10.30	5.9 years	$83,152
Granted	612	$24.78
Exercised	(2,884)	$6.81
Forfeited	(67)	$21.25
Cancelled	(1)	$16.63

Outstanding at September 30, 2021	5,090	$13.87	5.9 years	$120,611
Granted	2	$46.75
Exercised	(789)	$8.86
Forfeited	(38)	$21.05

Outstanding at September 30, 2022	4,265	$14.74	5.2 years	$78,218

Options exercisable at September 30, 2022	3,223	$12.51	4.4 years	$66,272
Options vested and expected to vest at September 30, 2022	4,253	$14.72	5.2 years	$78,093

The total intrinsic value of options exercised (which is the amount by which the stock price exceeded the exercise price of the options of the date of exercise) during the year ended September 30, 2022 was $24,919. During the year ended September 30, 2022, $9,556 was received from the exercise of stock options.

A summary of the status of the Company’s nonvested stock options, including stock appreciation rights, as of and for the years ended September 30, 2022, 2021 and 2020 is presented below.

	2022		2021		2020
(In thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value/Share	Shares	Weighted Average Grant Date Fair Value/Share	Shares	Weighted Average Grant Date Fair Value/Share
Unvested at beginning of period	1,901	$6.69	2,166	$5.56	2,379	$4.96
Granted	2	$24.22	612	$9.00	823	$6.06
Vested	(823)	$6.54	(810)	$5.48	(864)	$4.52
Forfeited	(38)	$6.87	(67)	$6.82	(172)	$4.94

Unvested at end of period	1,042	$6.82	1,901	$6.69	2,166	$5.56

The total fair value of options vested during the year was $5,382, $4,434, and $3,906 for the years ended September 30, 2022, 2021 and 2020, respectively.

Restricted Stock Units

The following is a summary of the RSU activity for the years ended September 30, 2022 and 2021.

	Shares	Weighted Average Grant Date Fair Value/Share
Outstanding at September 30, 2020	750	$17.86
Granted	731	$25.98
Vested	(240)	$17.55
Forfeited	(25)	$20.31
Cancelled	(7)	$21.22

Outstanding at September 30, 2021	1,209	$22.77
Granted	328	$44.88
Vested	(507)	$22.23
Forfeited	(50)	$27.96

Outstanding at September 30, 2022	980	$30.18

Expected to vest at September 30, 2022	959	$30.05

Performance Share Units

The following is a summary of the PSU activity for the years ended September 30, 2022 and 2021.

(In thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value/Share
Unvested at September 30, 2020	—	$—
Granted	469	$16.92

Nonvested at September 30, 2021	469	$16.92

Granted	124	$52.50
Forfeited	(1)	$47.92

Nonvested at September 30, 2022	592	$23.36

Expected to vest at September 30, 2022	555	$23.25

Expense Measurement and Recognition

The Company recognizes share-based compensation for all current award grants and, in future periods, will recognize compensation costs for the unvested portion of previous award grants based on grant date fair values as well as expectations for achievement of performance goals. Total share-based compensation expense was $23,450, $17,703 and $10,535 during the year ended September 30, 2022, 2021 and 2020, respectively, of which $22,104, $15,524 and $10,509 was non-cash, respectively.

Reported non-cash share-based compensation expense was classified on the Consolidated Statements of Operations as shown in the following table:

	Year Ended September 30,
	2022	2021	2020
Cost of services	$234	$143	$91
General and administrative	21,870	15,381	10,418

	$22,104	$15,524	$10,509

The unrecognized compensation expense related to stock options, RSUs, and and performance share units (measured at a target award level) was $4,655, $20,255 and $9,710, respectively at September 30, 2022, and is expected to be recognized over a weighted average period of 1.4 years, 1.7 years, and 1.8 years, respectively.

The Company estimates the fair value of each stock option and stock appreciation right awards on the grant date using the Black-Scholes valuation model incorporating the assumptions noted in the following table. Option valuation models require the input of highly subjective assumptions, and changes in assumptions used can materially affect the fair value estimate.

Valuation assumptions for options and stock appreciation rights granted are as follows for the years ended September 2022, 2021 and 2020, respectively:

	Year Ended September 30,
	2022	2021	2020
Expected volatility	55.3%	38.3% - 56.7%	24.2% - 77.1%
Expected dividends	—	—	—
Expected term (in years)	5.9	5.3 - 6.0	5.4 - 6.0
Risk free rate	1.4%	0.4% - 0.9%	0.2% - 1.7%
Grant date fair value per share of options and stock appreciation rights granted	$24.22	$8.12 - $19.76	$5.33 - $8.56

The risk-free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. Beginning in fiscal year 2021, the Company utilized historical realized volatility for expected volatility which is based on historical stock prices during a period of time. Prior to fiscal year 2021, the Company had little history with respect to volatility of share prices, and as such, the expected volatility was not based on realized volatility. The Company, as permitted under ASC 718, had identified guideline public companies who are participants in the Company’s markets. The Company obtained share price trading data from the guideline companies and based their estimate of expected volatility on the implied volatility of the guideline companies in addition to the Company’s own implied volatility. As the guideline companies were comparable in most significant respects, the Company believed they represent an appropriate basis for estimating expected volatility.

For performance share units, the performance metrics in the units are valued using the grant-date fair value. The market conditions in the units are valued using an estimated fair value on the grant date using a Monte Carlo simulation incorporating the assumptions noted in the following table.

	Year Ended September 30,
	2022	2021
Expected volatility	56.0% - 56.2%	61.0%
Expected dividends	—	—
Expected term (in years)	3.0	3.0
Risk free rate	0.91% - 1.13%	0.34%
Grant date fair value per share of PSUs granted	$46.08 - $52.57	$16.92

The risk-free interest rate is based on the U.S. treasury security rate in effect as of the date of grant. The Company utilized historical realized volatility for expected volatility which is based on historical stock prices during a period of time.

Employee Stock Purchase Plan

Effective October 1, 2018, the Company implemented an employee stock purchase plan (the “ESPP”) which allows employees to purchase shares of the Company’s stock at 85% of the lower of the fair market value on the first or last business day of the applicable six-month offering period. These purchases are offered twice throughout each fiscal year, and are paid by employees through payroll deductions over the respective six month purchase period, at the end of which the stock is transferred to the employees. On December 21, 2018, the Company registered 11,297 shares of common stock, par value $0.01 per share, of which 5,000 are available for future issuance under the ESPP. During the years ended September 30, 2022, 2021 and 2020, the Company incurred compensation expense of $1,011, $887 and $392, respectively, in salaries and wages in respect of the ESPP, representing the fair value of the discounted price of the shares. These amounts are included in the total share-based compensation expense above. During the years ended September 30, 2022, 2021 and 2020, 108 shares, 182 shares and 58 shares, respectively, were issued under the ESPP plan.

19. Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) were:

	September 30, 2022	September 30, 2021
Foreign currency translation income	$6,767	$16,137
Pension benefit plans, net of tax expense of $2,790 and $403	(1,776)	(7,474)
Unrealized derivative gain on cash flow hedges, net of tax expense of $11,770 and $135	37,940	2,752

Total accumulated other comprehensive income	$42,931	$11,415

The (losses) gains in accumulated other comprehensive income (loss) by component, net of tax, for the years ended September 30, 2022, 2021 and 2020 are as follows:

	Foreign currency translation	Pension plans	Cash flow Hedges
Balance at September 30, 2019	$(2,705)	$(10,475)	$176
Other comprehensive loss before reclassifications	(2,830)	(927)	(5,375)
Amounts gains reclassified from accumulated other comprehensive loss into earnings	—	1,006	658

Balance at September 30, 2020	$(5,535)	$(10,396)	$(4,541)

Other comprehensive income before reclassifications	21,672	1,880	4,909
Amounts gains reclassified from accumulated other comprehensive loss into earnings	—	1,042	2,384

Balance at September 30, 2021	$16,137	$(7,474)	$2,752

Other comprehensive (loss) income before reclassifications	(9,370)	5,114	35,975
Amounts gains (losses) reclassified from accumulated other comprehensive loss (income) into earnings	—	584	(787)

Balance at September 30, 2022	$6,767	$(1,776)	$37,940

Amounts reclassified out of other comprehensive income (loss) related to the amortization of actuarial losses are included in pension expense. Refer to Note 13, “Derivative Financial Instruments” for the location in the Consolidated Statements of Operations of amounts reclassified out of other comprehensive income (loss) related to cash flow hedges.

20. Concentration of Credit Risk

The Company’s cash and cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are of high credit quality. Accounts receivable is derived from revenue earned from customers located in the U.S. and internationally and generally do not require collateral. The Company’s trade receivables do not represent a significant concentration of credit risk at September 30, 2022 and 2021 due to the wide variety of customers and markets into which products are sold and their dispersion across geographic areas. The Company does perform ongoing credit evaluations of its customers and maintains an allowance for potential credit losses on trade receivables. As of and for the years ended September 30, 2022, 2021 and 2020, no customer accounted for more than 10% of net sales or net accounts receivable.

The Company operates predominantly in nine countries worldwide and provides a wide range of proven product brands and advanced water and wastewater treatment technologies, mobile and emergency water supply solutions and service contract options through its Integrated Solutions and Services and Applied Product Technologies segments. The Company is a multi-national business, but its sales and operations are primarily in the U.S. External sales to unaffiliated customers are transacted with the Company location that maintains the customer relationship.

The following tables set forth external net revenue, net of intercompany eliminations, and net asset information by region:

	Year Ended September 30,
	2022	2021	2020
Sales to external customers
United States	$1,431,095	$1,174,474	$1,164,634
Rest of World	305,981	289,955	264,822

Total	$1,737,076	$1,464,429	$1,429,456

	September 30, 2022	September 30, 2021
Net Assets
United States	$558,512	$462,883
Rest of World	151,581	119,336

	$710,093	$582,219

Long Lived Assets
United States	$388,591	$357,597
Rest of World	16,698	17,391

	$405,289	$374,988

21. Leases

Lessee Accounting

The following represents the components of lease cost for the years ended September 30, 2022, 2021, and 2020 and other information for both operating and finance leases for the years ended September 30, 2022, 2021, and 2020:

	Year Ended September 30,
	2022	2021	2020
Lease cost
Finance lease cost:
Amortization of ROU assets	$13,461	$13,572	$13,738
Interest on lease liabilities	1,574	1,793	1,981
Operating lease cost	16,529	15,357	16,052
Short-term lease cost	875	2,935	4,970
Sublease income	—	(58)	(56)

Total lease cost	$32,439	$33,599	$36,685

	Year Ended September 30,
Other information	2022	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$1,573	$1,810	$1,968
Operating cash flows from operating leases	$17,178	$15,758	$16,034
Financing cash flows from finance leases	$13,356	$13,373	$13,459
ROU assets obtained in exchange for new finance lease liabilities	$15,329	$14,257	$14,934
ROU assets obtained in exchange for new operating lease liabilities	$14,151	$4,839	$8,456
ROU asset remeasurement	$6,723	$8,177	$(960)
Weighted average remaining lease term - finance leases	3.5 years	3.6 years	3.9 years
Weighted average remaining lease term - operating leases	4.6 years	4.8 years	5.2 years
Weighted average discount rate - finance leases	4.2%	4.3%	4.6%
Weighted average discount rate - operating leases	4.2%	4.0%	4.2%

The following table reconciles future minimum undiscounted rental commitments for operating leases to operating lease liabilities record on the Consolidated Balance Sheet as of September 30, 2022:

Fiscal Year
2023	$16,995
2024	14,927
2025	12,585
2026	9,345
2027	5,815
Thereafter	4,788

Total undiscounted lease payments	$64,455
Present value adjustment	(5,562)

Operating lease liabilities	$58,893
Less current installments of obligations under operating leases	14,932

Obligations under operating leases, excluding current installments	$43,961

The gross and net carrying values of the equipment under finance leases as of September 30, 2022 and September 30, 2021 was as follows:

	September 30, 2022	September 30, 2021
Gross carrying amount	$85,217	$92,247
Net carrying amount	$37,715	$36,884

The following table reconciles future minimum undiscounted rental commitments for finance leases to the finance lease liabilities recorded on the Consolidated Balance Sheet as of September 30, 2022:

Fiscal Year
2023	$14,220
2024	11,669
2025	8,674
2026	5,132
2027	1,938
Thereafter	209

Total undiscounted lease payments	$41,842
Present value adjustment	(2,779)

Finance lease liabilities	$39,063
Less current installments of obligations under finance leases	12,875

Obligations under finance leases, excluding current installments	$26,188

The current installments of obligations under finance leases are included in Accrued expenses and other liabilities. Obligations under finance leases, excluding current installments, are included in Other non-current liabilities.

Lessor Accounting

The following represents the components of lease revenue for the years ended September 30, 2022, 2021, and 2020:

	Year Ended September 30,
	2022	2021	2020
Lease revenue: operating leases	$164,574	$152,435	$148,703
Lease revenue: sales-type leases	16,937	37,898	981

Total lease revenue	$181,511	$190,333	$149,684

As of September 30, 2022, future minimum lease payments receivable under operating leases are as follows:

Fiscal year
2023	$165,025
2024	99,403
2025	69,620
2026	46,650
2027	34,700
Thereafter	181,314

Future minimum lease payments	$596,712

At September 30, 2022, the Company had current and long-term lease receivables of $3,001 and $51,482, respectively, recorded in Prepaid and other current assets and Other non-current assets, respectively, in the Consolidated Balance Sheets related to sales-type leases.

As of September 30, 2022, the maturities of the Company’s sales type lease receivables are as follows:

Fiscal year
2023	$3,001
2024	4,128
2025	4,128
2026	4,128
2027	4,128
Thereafter	34,970

Total	$54,483

22. Commitments and Contingencies

Guarantees

From time to time, the Company is required to provide letters of credit, bank guarantees, or surety bonds in support of its commitments and as part of the terms and conditions on water treatment projects. In addition, the Company is required to provide letters of credit or surety bonds to the department of environmental protection or equivalent in some states in order to maintain its licenses to handle toxic substances at certain of its water treatment facilities.

These financial instruments typically expire after all Company commitments have been met, a period typically ranging from twelve months to ten years, or more in some circumstances. The letters of credit, bank guarantees, or surety bonds are arranged through major banks or insurance companies. In the case of surety bonds, the Company generally indemnifies the issuer for all costs incurred if a claim is made against the bond.

The following summarizes the Company’s outstanding letters of credit and surety bonds as of September 30, 2022 and September 30, 2021, respectively.

	September 30, 2022	September 30, 2021
Revolving credit capacity	$60,000	$60,000
Letters of credit outstanding	9,317	10,112

Remaining revolving credit capacity	$50,683	$49,888
Surety capacity	$261,959	$250,000
Surety issuances	134,037	147,845

Remaining surety available	$127,922	$102,155

The longest maturity date of letters of credit and surety bonds in effect as of September 30, 2022 was March 20, 2030.

Litigation

From time to time, as a normal incident of the nature and kind of business in which the Company is engaged, various claims or charges are asserted and litigation commenced against it arising from or related to product liability; personal injury; trademarks, trade secrets or other intellectual property; labor and employee disputes; commercial or contractual disputes; breach of warranty; or environmental matters. Claimed amounts may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. While it is not feasible to predict the outcome of these matters with certainty, and some lawsuits, claims or proceedings may be disposed or decided unfavorably, the Company does not expect that any asserted or un-asserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on the results of operations, or financial condition.

23. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	September 30, 2022	September 30, 2021
Salaries, wages, and other benefits	$83,618	$79,110
Obligation under operating leases	14,932	13,316
Obligation under finance leases	12,875	12,093
Third party commissions	10,341	10,031
Deferred revenue	9,692	5,241
Taxes, other than income	5,594	4,575
Insurance liabilities	3,456	3,720
Provisions for litigation	2,375	2,938
Fair value of liability derivatives	1,511	554
Severance payments	658	304
Earn-outs related to acquisitions	—	150
Other	33,220	28,335

	$178,272	$160,367

24. Business Segments

The Company’s reportable operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance. The key factors used to identify these reportable operating segments are the organization and alignment of the Company’s internal operations, the nature of the products and services, and customer type.

The Company has two reportable operating segments, Integrated Solutions and Services and Applied Product Technologies. The business segments are described as follows:

Integrated Solutions and Services is a group entirely focused on engaging directly with end users through direct sales with a market vertical focus. Integrated Solutions and Services provides tailored services and solutions in collaboration with the customers backed by life-cycle services including on-demand water, outsourced water, recycle / reuse, and emergency response service alternatives to improve operational reliability, performance, and environmental compliance. Key offerings within this segment also include equipment systems for industrial needs (influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment and recycle / reuse), full-scale outsourcing of operations and maintenance, and municipal services, including odor and corrosion control services.

Applied Product Technologies is focused on developing product platforms to be sold primarily through third party channels. This segment primarily engages in indirect sales through independent sales representatives, distributors, and aftermarket channels. Applied Product Technologies provides a range of highly differentiated and scalable products and technologies specified by global water treatment designers, OEMs, engineering firms, and integrators. Key offerings within this segment include filtration and separation, disinfection, wastewater solutions, anode and electrochlorination technology, and aquatics technologies and solutions for the global recreational and commercial pool market.

Corporate activities include general corporate expenses, elimination of intersegment transactions, interest income and expense and certain other charges. Certain other charges may include restructuring and other business transformation charges that have been undertaken to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs and certain integration costs), and share-based compensation charges.

Since certain administrative costs and other operating expenses have not been allocated to business segments, the results in the below table are not necessarily a measure computed in accordance with generally accepted accounting principles and may not be comparable to other companies.

The tables below provide segment information for the periods presented and a reconciliation to total consolidated information:

	Year Ended September 30,
	2022	2021	2020
Total sales
Integrated Solutions and Services	$1,222,165	$980,852	$954,542
Applied Product Technologies	653,245	588,080	559,635

Total sales	$1,875,410	$1,568,932	$1,514,177

Intersegment sales
Integrated Solutions and Services	$37,688	$20,966	$10,360
Applied Product Technologies	100,646	83,537	74,361

Total intersegment sales	$138,334	$104,503	$84,721

Sales to external customers
Integrated Solutions and Services	$1,184,477	$959,886	$944,182
Applied Product Technologies	552,599	504,543	485,274

Total sales	$1,737,076	$1,464,429	$1,429,456

Income from operations
Integrated Solutions and Services	$165,562	$147,251	$145,655
Applied Product Technologies	103,087	82,891	134,258
Corporate	(164,656)	(130,825)	(111,465)

Total income from operations	$103,993	$99,317	$168,448
Interest expense	(34,680)	(37,575)	(46,682)

Income before income taxes	$69,313	$61,742	$121,766
Income tax benefit (expense)	3,030	(10,080)	(7,371)

Net income	$72,343	$51,662	$114,395

Depreciation and amortization
Integrated Solutions and Services	$83,866	$70,585	$67,489
Applied Product Technologies	13,918	14,423	14,226
Corporate	29,786	28,656	25,553

Total depreciation and amortization	$127,570	$113,664	$107,268

Capital expenditures
Integrated Solutions and Services	$66,897	$60,407	$75,551
Applied Product Technologies	6,704	6,955	6,237
Corporate	8,444	7,931	6,668

Total Capital expenditures	$82,045	$75,293	$88,456

	September 30, 2022	September 30, 2021
Assets
Integrated Solutions and Services	$1,123,166	$887,265
Applied Product Technologies	653,244	656,362
Corporate	414,453	325,264

Total assets	$2,190,863	$1,868,891

Goodwill
Integrated Solutions and Services	$306,935	$233,830
Applied Product Technologies	166,637	173,546

Total goodwill	$473,572	$407,376

25. Earnings Per Share

The following table sets forth the computation of basic and diluted income from continuing operations per common share:

	Year Ended September 30,
(In thousands, except per share data)	2022	2021	2020
Numerator:
Net income attributable to Evoqua Water Technologies Corp.	$72,198	$51,482	$113,649
Denominator:
Denominator for basic net income per common share—weighted average shares	121,138	119,575	116,721
Effect of dilutive securities:
Share-based compensation	3,744	3,368	4,342

Denominator for diluted net loss per common share—adjusted weighted average shares	124,882	122,943	121,063

Basic income per common share	$0.60	$0.43	$0.97

Diluted income per common share	$0.58	$0.42	$0.94

Because of their anti-dilutive effect, 474, 1,784, and 2,512 common share equivalents, comprised of employee stock options, have been excluded from the diluted EPS calculation for the years ended September 30, 2022, 2021, and 2020, respectively.

26. Subsequent Events

None.

Evoqua Water Technologies Corp.

Supplementary Financial Information

SCHEDULE I-Evoqua Water Technologies Corp.

(Parent company only)

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2022	September 30, 2021
ASSETS
Current assets	$67,403	$51,777

Due from affiliates	62,080	39,982
Cash and cash equivalents	5,202	11,681
Prepaid and other current assets	121	114

Investment in affiliate	600,064	517,479

Total assets	$667,467	$569,256

LIABILITIES AND EQUITY
Other current liabilities	305	—

Total liabilities	$305	$—

Common stock, par value $0.01: authorized 1,000,000 shares; issued 123,411 shares, outstanding 121,747 at September 30, 2022; issued 122,173 shares, outstanding 120,509 at September 30, 2021	1,235	1,223
Treasury stock: 1,664 shares at September 30, 2022 and 1,664 shares at September 30, 2021	(2,837)	(2,837)
Additional paid-in capital	607,748	582,052
Retained earnings (deficit)	61,016	(11,182)

Total shareholders’ equity	$667,162	$569,256

Total liabilities and shareholder’s equity	$667,467	$569,256

SCHEDULE I-Evoqua Water Technologies Corp.

(Parent company only)

Condensed Statements of Operations

(In thousands)

	Year Ended September 30,
	2022	2021	2020
Other operating income (expense)	$8	$(1,073)	$16
General and administrative expense	(454)	(426)	(476)
Net income of subsidiaries	72,644	52,981	114,109

Income before taxes	72,198	51,482	113,649

Benefit for income taxes	—	—	—

Net income	$72,198	$51,482	$113,649

SCHEDULE 1-Evoqua Water Technologies Corp.

Condensed Statements of Cash Flows

(Parent company only)

(In thousands)

	Year Ended September 30,
	2022	2021	2020
Operating activities
Net income	$72,198	$51,482	$113,649
Adjustments to reconcile net income (loss) to net cash used in operating activities
Net income of subsidiaries	(72,644)	(52,981)	(114,109)
Foreign currency exchange gains on intercompany loans	—	—	(15)
Changes in assets and liabilities
Due from affiliates	(9,606)	(11,638)	5,842
Due to affiliates	—	—	(9,747)
Accrued expenses	305	—	160
Prepaids and other current assets	(7)	(36)	(24)

Net cash used in operating activities	$(9,754)	$(13,173)	$(4,244)

Investing activities
Contributed capital	$—	$—	$—

Net cash used in investing activities	$—	$—	$—

Financing activities
Proceeds from issuance of common stock	$9,556	$21,205	$18,927
Taxes paid related to net share settlements of share-based compensation awards	(6,281)	(1,323)	(9,832)

Net cash provided by financing activities	$3,275	$19,882	$9,095

Change in cash and cash equivalents	$(6,479)	$6,709	$4,851
Cash and cash equivalents
Beginning of period	11,681	4,972	121

End of period	$5,202	$11,681	$4,972

SCHEDULE I-Evoqua Water Technologies Corp.

(Parent company only)

Notes to Financial Statements

(In thousands)

1. Basis of Presentation

Basis of Presentation

In the parent-company-only financial statements, the Company’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries. The Company’s share of net income (loss) of its consolidated subsidiaries is included in consolidated income (loss) using the equity method. The parent-company-only financial statements should be read in conjunction with the Company’s consolidated financial statements.

2. Guarantees and Restrictions

On April 1, 2021, EWT Holdings III Corp. (“EWT III”), a subsidiary of the Company, entered into a Credit Agreement (the “2021 Credit Agreement”) among EWT III, as borrower, EWT Holdings II Corp. (“EWT II”), as parent guarantor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and ING Capital, LLC, as sustainability coordinator. The 2021 Credit Agreement provides for a multi-currency senior secured revolving credit facility in an aggregate principal amount not to exceed the U.S. dollar equivalent of $350,000 (the “2021 Revolving Credit Facility”) and a discounted senior secured term (the “2021 Term Loan”) in the amount of $475,000 (together with the 2021 Revolving Credit Facility, the “Senior Facilities”). The Senior Facilities are guaranteed by EWT II and certain existing and future direct or indirect wholly-owned domestic subsidiaries of EWT III (together with EWT III, collectively, the “Loan Parties”), and collateralized by a first lien on substantially all of the assets of the Loan Parties, with certain exceptions. In connection with entering into the 2021 Credit Agreement, on April 1, 2021, EWT III repaid all outstanding indebtedness under the 2014 Credit Agreement and terminated that facility.

As of September 30, 2022 and September 30, 2021, EWT III had $620,317 and $511,105, respectively, of debt outstanding under the Senior Facilities. Under the terms of the credit agreements governing the Company’s senior secured credit facilities, EWT II has guaranteed the payment of all principal and interest. In the event of a default under our senior secured credit facilities, certain of the Company’s subsidiaries will be directly liable to the debt holders. The 2021 Term Loan matures on April 1, 2028. Subject to the terms of the 2021 Credit Agreement, to the extent not previously paid, any amount owed under the 2021 Revolving Credit Facility will become due and payable in full on April 1, 2026. The credit agreements governing the Company’s senior secured credit facilities also include restrictions on the ability of the Company and its subsidiaries to (i) incur additional indebtedness and liens in connection therewith; (ii) pay dividends and make certain other restricted payments; (iii) effect mergers or consolidations; (iv) enter into transactions with affiliates; (v) sell or dispose of property or assets; and (vi) engage in unrelated lines of business.

3. Dividends from Subsidiaries

There were no cash dividends paid to Evoqua Water Technologies Corp. from the Company’s consolidated subsidiaries of each of the periods ended September 30, 2022, 2021 and 2020.